UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

(Amendment No. 4 )

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

THE CHRON ORGANIZATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-8881686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5851 Legacy Circle, Suite 600, Plano TX	75024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (469) 626-5275 Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Class A Common Stock, $0.001 par value per share

(Title of Class)

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer, “accelerated filer “and “smaller reporting company “in Rule 12b- 2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Indicate by check mark whether the registrant is an “emerging growth company” as defined in Section 2(a) of the Securities Act and Section 3(a) of the Exchange Act. Yes [X] No [  ]

Indicate by check mark whether the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act. [  ]

Table of Contents

EXPLANATORY NOTE

This Amendment No. 4 to Form 10-12G (this “Second Amendment”) amends the Form 10-12G filing, originally filed on April 21, 2017 (the “Original Filing”), the Form 10-12G (Amendment No. 1) filed on May 26, 2017 (“Amendment No. 1”), the Form 10-12G (Amendment No. 2) filed on June 16, 2017 (“Amendment No. 2”) and , the Form 10-12G (Amendment No. 3) filed on June 20, 2017 (“Amendment No. 3”) by The Chron Organization, Inc., a Nevada corporation (the “Company,” “we,” “us,” “our”). We are filing this Amendment No. 4 to (i) include in the auditors opinion and Note 2 to such financial statements, additional disclosure regarding adoption of ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) and (ii) to provide disclosure regarding the completion of an offering that was consummated after the filing of Amendment No. 3. This Amendment No. 4 supplements and clarifies the information set forth in the Original Filing, Amendment No. 1, Amendment No. 2 and Amendment No. 3. The Original Filing continues to speak as of the date of the Original Filing, except as indicated herein.

FORWARD LOOKING STATEMENTS

This report contains forward-looking statements. The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This report and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses and financial results.

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

DESCRIPTION OF BUSINESS

Our Corporate History

We were incorporated in Nevada on May 28, 1999 as Paragon Polaris Strategies.com, Inc. In May 2010, we merged with Texas Hill Country Barbecue, Inc., and on June 2, 2010, changed our name to Texas Hill Country Barbecue, Inc. On August 21, 2010, we filed our Initial Company Information and Disclosure Statement with the OTC Markets, changed our name to Texas Hill Country Barbecue, Inc. and our stock-trading symbol to “THCB”. In March 2013, we changed our name to South American Properties with the new stock symbol of “SAMP”. In October 2014, we changed our name to USA Restaurant Funding, Inc. and our trading symbol to “USAR.” Effective on March 24, 2016, we changed our name to The Chron Organization, Inc. and our stock trading symbol to “CHRO”. We are now engaged in the business of selling retail smart home technologies with plans to sell electric energy to retail customers in Texas.

Business Overview

Our business model is built around the philosophy that smart home services such as automation and video safety, the Internet of Things (IoT), energy conservation, and overall responsible decision making that supports sustainability are burgeoning trends. Combined, these are creating two megatrends known as the “Internet of Everything” and the “Smart Home”. Towards making our claim in this emerging industry, we have built a “Smart Services” platform and have plans to launch a “Retail Energy Platform” that when combined are expected to position us to become a provider of a unique suite of products and services to both residential and commercial customers. Currently, we are engaged in the business of (i) selling retail smart home technology, controls and monitoring services, (ii) commercial energy conservation equipment, LED lighting and lighting controls, and (iii) residential and commercial energy utility services following the completion of our planned acquisition of Enertrade Electric, LLC (“Enertrade”) discussed below.

As part of our smart home technology offering, we provide home automation, controls, security, video, and energy conservation services to homeowners through our wholly owned subsidiary, Zen Technologies, Inc. (“Zen”). We provide eight core product packages, designed to accommodate a range of home configurations from the one-bedroom townhome all the way up to the 6,000-square foot single-family home. The basis for our core product offering is to, at a minimum, automate the customers’ lights, locks, and thermostats; from here, the customer can add video options, or other technologies for entertainment or comfort (e.g. smart doorbell, automated blinds or smart water sprinkler systems). For our business-to-business sector, we offer a Zero Cost Program™. This is a turnkey solution that will upgrade older, inefficient equipment and lighting controls at no up-front cost to our client with the cost of the Program paid for out of the savings it creates. The Zero Cost Program is facilitated through an industry standard agreement referred to as a Managed Energy Services Agreement (“MESA”). Under the MESA, Zen is obligated to develop, arrange financing for, install and maintain all energy efficiency measures and equipment installed by Zen. Zen retains ownership of all installed equipment. The minimum term of the MESA is from four to five years. We conduct an energy audit of a prospective customer from which we forecast the estimated amount of electricity, natural gas and/or water to be consumed over a year. Under the terms of the MESA, our customers are obligated to pay Zen a portion of their savings in utility costs following the installation of our equipment. Such payments are made on a monthly basis over the term of the agreement. Zen fees are only paid if a customer realizes a reduction in its utility usage rates. We determine the creditworthiness of customers by assessing their credit score, assurance that the customer has been in business for at least eight years and review of the customers most current financial statements. Zen seeks to utilize third party financing entities to provide project and strategic financing towards fulfilling its working capital requirements to acquire and install the equipment required under the MESA.

In our retail energy sector, through a Texas PUC approved and licensed “Retail Electric Provider” or “REP”, we plan to target our base of customers in both our smart home technology and commercial sectors. We believe that the combination of our smart controls technologies and energy conservation products, coupled with the ability to provide retail energy services following completion of our planned acquisition of Enertrade, will provide us with a significant advantage over our competitors. Furthermore, we believe this combination will allow us to provide a very unique value proposition to the customer.

We do not know whether we will be able to successfully implement our business strategy or whether our business strategy will ultimately be successful. Our growth strategy is largely dependent on our ability to successfully increase sales in our existing retail smart home technologies business and develop synergies with that business following the completion of our plans to engage in the sale of electric energy to retail customers in Texas by acquiring Enertrade. As is typically the case involving products and service offerings, anticipation of demand and market acceptance are subject to a high level of uncertainty. The success of our products and planned service offerings primarily depends on consumer interest and acceptance. In general, achieving market acceptance for our products and planned energy utility services will require substantial marketing efforts and the expenditure of significant funds, which we may not have available, to create awareness and demand among customers and clients. Furthermore, the completion of the acquisition of Enertrade is dependent on our ability to raise the funds we need to complete the purchase and complete the conditions to closing discussed below. See “Zen Energy, Inc. (wholly-owned subsidiary) - Entry into the Energy Marketplace” of this Item 1.

Business Strategy & Roadmap

The following sets forth the Company’s three-phase deployment plan:

Phase I: 6-12 Months (From Official Launch of Zen Technologies Brand - September 2016))

The Company has executed its soft launch by leveraging white label technologies from strategic vendors and implementing a proprietary blend and product offering using the same. It has established its brand and mission and is mastering order processing via its customized proprietary e-commerce platform: zenhomeservices.com and livewithzen.com. The Company has also begun targeting business customers (commercial, industrial, and municipal) through its innovative Zero-Cost ProgramTM rollout, wherein it has several noteworthy clients already under engagement.

Phase II: 12-24 Months

The Company plans to deploy its energy offering following completion of the acquisition of Enertrade, converging its services to become seamless in its integration of Smart Home technology and green energy services. The Company expects to launch new sales channels toward dominating the markets. In addition to homeowners and apartment dwellers, the Company plans to target business accounts (commercial, industrial, and municipal).

Phase III: >24 Months

The Company plans to deploy a proprietary Zen IoT (Internet of Things)/Automation platform that will be designed to feature one of a kind and/or first of its kind features and services designed to facilitate our customers’ lives. This platform is expected to create a considerable base of intellectual property for the Company while also significantly reducing our cost to serve each customer with respect to the monthly service fee. We plan to establish credibility, notoriety, and a strong lobbying position in the industry. The Company expects to create innovative benchmarking metrics for mass adoption of its products and services. Additionally, the Company plans to focus on the unique value proposition of its offerings: automation/lifestyle, protection/security, energy efficiency, water conservation, and cost-efficient social responsibility.

Zen Technologies, Inc.

Zen is currently in the early stages of rolling out its products and services; meaning that we are capable of being fully operational, however, we are still in the process of identifying the most effective sales and marketing channels as we work towards perfecting our operating processes, policies and procedures. Zen is a 21st century home services company whose mission is to bring all the benefits of the “Smart Home” to millions of homeowners across the United States; including smart controls and innovative energy products and services to business customers. Zen provides eight different Smart Home packages that cover all dwelling/living scenarios including apartments and up to 6,000 square foot single-family homes. These packages enable a homeowner to automate their lights, locks, and thermostats. These also include video solutions, security, monitoring, and an application that can accommodate all smart home appliances (washers, dryers, dish washers, refrigerators, coffee makers, blinds, water sprinkler systems and entertainment systems) that may be added at the time of purchase or at a later date. Zen plans to combine its exclusive and customizable product solutions with green energy services, which is expected to allow our consumers to save money on their monthly energy costs while reducing their long-term carbon footprint. Today, Zen supports approximately 50 different stock keeping units (SKUs), however, the Company plans to expand that number to nearly a thousand over the next 12-18 months. In that spirit, a very recent and noteworthy development was Zen’s approval to become a Bose™ distributor.

Additionally, with Zen’s Zero Cost Program™, the Company has entered into the commercial side of the industry with the ability to upgrade its customers with the latest energy saving equipment and controls at no upfront cost to them. This line of equipment and services includes, but is not limited to, LED lighting, weatherization services, motor controllers, EC motor controllers, HVAC accessories, smart devices and controls, solar, geo-thermal generation, oxidized water solutions, energy capacitors and energy storage devices.

The Smart Home Market

We believe that based on the benefits of our products and their affordability,   the time is ripe for consumers to adopt this wave of home automation. Smart home solutions and related technologies are increasingly becoming mainstream by allowing customers to control and dial up most everything in their home, from remotely turning on and off lights, switches and appliances, adjusting and setting the thermostat, to seeing who’s at the front door or reviewing video footage of what happened in the living room a few hours earlier, and so much more.

Consumer Confidence & Maturation

According to a report by iControl Networks1  , the Smart Home Market is projected to grow into a $121.73 billion a year industry by 2022, and the typical family home will consist of 500 smart devices by that same year. The report further noted it would be the automation of lights, locks, and thermostats (energy usage), and video monitoring playing a cornerstone role in the bridge to mainstream consumerism. Some key statistics show that:

●	70% are excited about the potential cost savings from energy efficiency and monitoring
●	48% are excited about the convenience in programming home settings and maintenance
●	47% are excited about the potential to help the environment with greater energy efficiency

Smart Home Product Offerings

Historically, the ability to have a Smart Home (automated controls for lights, locks and thermostats – combined with entertainment systems), was a luxury only affordable to the affluent. According to our research, we have estimated the average entry price for a system at $150,000. However, thanks to advances in technology, standardization in data protocols, bandwidth abundance, and consumer demand, the overall ability for the average homeowner to enjoy a Smart Home has become a reality today. Herein lies the Zen mission – to make the Smart Home a reality for the masses.

1 https://www.icontrol.com/wp-content/uploads/2015/06/Smart_Home_Report_2015.pdf

Zen’s product packages, which cover a range of dwelling types and living scenarios, are designed to allow homeowners to automate their lights, locks, and thermostats among other compatible devices. It should be noted that by design, all of our product packages can be viewed as a “starting point”. Customers can add items on an a-la-carte basis, such as extra video cameras, blinds, extra sensors, entertainment options (TV, entertainment centers, sound systems), appliances (washers, dryers, refrigerators, coffee makers), intercom systems, and many other technology options. As an example, we have included an image of the Zen Smart Pro Home Automation & Security Kit. This is one of our eight different packages and is ideal for homes up to 2,500 square feet.

Zen Smart Pro

Zero-Cost Program ™ For Commercial, Industrial and Municipal Customers

The Zero-Cost Program™ is a turnkey solution that will upgrade older, inefficient equipment and lighting controls at no up-front cost to our client and future service fees are effectively paid for out of the savings it creates.

The process for the Program starts with a site survey to determine the current equipment and operating environment of the prospective customer. Once a survey is complete, Zen creates a proposal detailing the solutions needed in order to maximize savings out of that individual business. Every business is different and solutions are tailored for each business. Upon approval from the customer, Zen will install the upgrades, controls and components that power the customer’s business, enabling it to be more energy-efficient. The savings is expected to range anywhere between 15% and as much as 60%.

The Zero-Cost Program works through a “Services Agreement”. This means that our clients will have no initial upfront costs. This Services Agreement carries a full warranty for the term of the initial agreement. The business are expected to begin saving money immediately from lower energy consumption. Through the Services Agreement, Zen will finance the equipment and installation for all the chosen upgraded technologies and conservation solutions, which are billable in a separate invoice over the term of the agreement.

Over the first quarter of 2017, Zen has created a pipeline of commercial prospects and has acquired eight commercial clients, representing approximately 400 different actual locations where site surveys are being scheduled. These include convenience stores, gas stations, hotels, and schools, several with the initial phase of installations already underway while we are seeking credit approval from some. For example, one of our clients owns a chain of over 50 convenience stores (with gas stations). Zen also entered into a referral agreement with The Oklahoma Groceries Association (the “Groceries Association”) representing over 1,800 locations to offer this Program to its members. We pay the Groceries Association an agreed on portion of the revenues we collect from the MESA’s we enter into with members of their association. Additionally, Zen has entered into a referral agreement with one of the largest suppliers of equipment and services in the hotel industry, which owns and/or manages over 300 hotels and represents thousands of locations nationwide. We pay this company an agreed on portion of the revenues we collect from the MESA’s we enter into with customers they refer to us.

Marketing

The Company plans to utilize several distribution channels for our product offerings including, but not limited to, the following:

●	Company Branded & Affiliate Internet Marketing: This encompasses our own Internet marketing efforts, as well as working with third party websites that provide utility connection services to new homeowners or families moving into a new city.

●	Referral Partner Network: Also, known as an “Agent Network”, is a network of independent contractors who serve as referral sources for our products and services in exchange for an ongoing commission fee. This model has been the source of most all of our “Zero-Cost” customers and prospects to date.

●	Network Marketing Channels: Also referred to as “Multi-Level-Marketing” or “Direct Sales Organizations”, these consist of groups of independent contractors who market and serve as distributors for similar or related products and services. We are currently engaged in discussions with several different Network Marketing entities for the purposes of entering into a joint marketing/client vendor relationship.

●	Homebuilders: It is common for homebuilders to work with home alarm companies as they develop and begin to market homes. While we are still in the early stages, we believe that his trend is being replaced by working with Smart Home companies instead of traditional home alarm companies. We are in early stage discussions with these types of companies today and expect to establish our first relationship sometime in the latter part of 2017.

●	Door-to-Door Teams: These are traditional marketing channels that are used by other industries such as cable, internet, pesticide, energy, and/or home alarm services companies. While this model requires a considerable capital commitment, it can be very effective and methodical. We plan on launching such channels sometime in 2018.

Operations

Chairman, Mr. Byron Young and CEO and President, Mr. Alex Rodriguez, two renowned entrepreneurs with a proven track record of building hyper-growth companies, lead our management team. Together, they represent a combined 40 years of experience in the deregulated services industries (telecommunications, wireless, internet services, electricity and natural gas retail services). Under this executive leadership duo, we have begun to build a management team comprising senior management members who represent an additional 50 years of cumulative experience in the home alarm, home automation, and home entertainment industries.

We have developed a fully customized, internal enterprise resource planning (ERP) system (“Zen Plus”) that is designed to allow us to accommodate thousands of customer enrollments from a myriad of marketing channels, on a national basis. Zen Plus allows the Company to automate and manage, in real time, customers’ needs from point of sale through logistics and installation, and all the way through the renewal process at the end of the three or five-year service term. We believe that this operational infrastructure will allow us to deliver a consistent, quality customer experience.

Furthermore, our fully integrated customer experience allows our sales representatives, customer service representatives and installation technicians to work closely together to provide the customer with an integrated process from contract origination to daily use. We believe that our customer service representatives deliver a quality customer service experience that enhances our brand and improves customer satisfaction. Customer service representatives will generally resolve most maintenance and service related questions over the telephone or through remote-access to the customer’s system.

Field Service Operations

We have created a network of professional third-party field service technicians (“FSTs”) throughout the United States, who reside in their service territories, to provide prompt service to our residential and commercial customers. FSTs undergo comprehensive training on our products and service packages. FSTs are also trained and equipped to handle everything from installation to general day-to-day maintenance or services issues that may come up. Many of our FST’s are independent contractors or third party service organizations whom provide outsourced service personnel for several service providers such as cable or alarm companies.

We do not maintain a costly physical warehouse, retail or office locations for our FSTs. Instead, we provide FSTs with adequate supplies of products and materials. Field service inventories are replenished by shipments that are processed through the Zen Plus platform and made from our strategic suppliers straight to the customer’s location. The Zen Plus platform is fully integrated with all of our various trading partners, such as monitoring stations, infrastructure providers, ordering systems, and logistical and shipment systems. Moreover, it provides a user interface and/or log-in capabilities for Zen employees, Zen FST’s, and even for customers, wherein they can make payments, research past billing history or make ad-hoc product purchases. The Zen Plus platform also schedules appointments, routes technicians, and follows up with customers to ensure that every service was performed to their satisfaction.

Customer Service and Alarm Monitoring

Our customer service center is in Dallas, Texas and is staffed with our employees.  Hours of operation are Mon - Fri from 9:00 am to 6:00 pm Central Standard Time. We have contracted with a third-party for monitoring facilities that are open 24 hours a day, 7 days a week, and 365 days a year. All employees who work in our customer service department undergo training on regulatory requirements, general corporate, product and technical training and billing related issues. Customer service representatives are required to pass background checks and, depending upon their job function, may require licensing by certain state jurisdictions.

Key Systems

As previously stated above, we have developed our own customized ERP/CRM software platform, which we implemented in August of 2016. This operating platform is an integrated enterprise resource planning and a customer relationship management and billing system, which we’ve aptly named “Zen Plus”. The Zen Plus system is based on a well-established enterprise-scale cloud solution. We believe that the Zen Plus system will be able to scale with our business, providing the flexibility to accommodate the multiple customer support and billing models resulting from the anticipated expansion in our product and service packages over time. It also allows for operational efficiency by not requiring the entry of data multiple times and improving data accuracy.

Billing

Customers can enroll through any of our various enrollment websites or by an inbound telesales call into our call center to make their initial order; these orders are paid for electronically either via ACH or credit card. After the initial enrollment process, customers are then billed each month for our monitoring service. This is done electronically through ACH or credit card details each customer provided during their enrollment process, all of which is managed through and by the Zen Plus platform.

Competition and Competitive Landscape

We believe that the Smart Home industry is disparate and fragmented because of its infancy. To date, there are only a handful of players in the industry that would be considered full-fledged Smart Home Services providers – most of them brand new companies with very little market share. Today, the segment is getting growth from three different types of companies. The first types are traditional home alarm companies; these are longstanding companies that have built legacy businesses out of fear-based marketing tactics in order to sell alarm systems. They are working diligently on pivoting their business models. The second types are hardware manufacturers; these are companies that create some type of hardware and/or line of hardware that can be used and implemented by the user in his/her home. Most these companies sell under the Do-It-Yourself (“DIY”) model; examples include notification devices, cameras, or thermostats. The third type typically encompass local or regional companies (small businesses) that focus on providing low voltage hardwire services while selling high-end entertainment systems.

We believe that the only true player in home automation has been industry giant, Crestron Electronics (“Crestron”). This company meets all of the requirements to qualify as a true smart home product line. However, Crestron operates in a niche market of high net worth individuals or families, with product offerings not affordable to the masses. According to most industry experts, the entry-level price for a Crestron system is in the $150,000 range. These types of systems rule out the masses, which is Zen’s target audience – from $100,000- townhomes up to $2,000,000 single-family homes.

To further contrast against the industry at large, Zen is positioned as a modern technology and utility company making the Smart Home a reality for the masses by offering affordable home automation, security, and energy conservation/management products and services. Like the bigger, more established players, Zen also offers traditional security services, with a deliberate focus on a customizable turnkey solution for small to medium-sized businesses.

Zen Energy, Inc. (Wholly-Owned Subsidiary)

Background on Energy Industry and Deregulation

Until the 1980s, generation, transmission, distribution and sales/marketing or supply of electricity and natural gas in the United States were conducted by local publicly-funded monopolies. In the 1980s and 1990s, state legislatures began passing laws designed to create competitive retail sales and supply in the natural gas markets. Electricity deregulation in the United States followed approximately a decade later with 24 states  that allow the resale of electricity in one form or another.

Electricity Industry Overview

There are three primary components of the electricity industry:

Generation: Electricity is most often generated at a power plant or station. The industry employs a variety of technologies to generate electricity such as traditional thermal (coal, natural gas, and oil), nuclear power, as well as renewable resources, including wind, water, sunlight, biofuels, and wood waste. Historically, government and private investor-owned utility companies controlled the electricity generation component.

Transmission & Distribution: Following the generation of electricity, high voltage transmission lines carry the electricity throughout the power system to electrical substations. In many markets, Regional Transmission Organizations (RTOs) and Independent System Operators (ISOs) manage the electricity flows, maintain reliability, and administer transmission access for the electric transmission grid in a defined region. RTOs and ISOs coordinate and monitor communications among the generator, distributor and Energy Retailer. Additionally, RTOs and ISOs manage the real-time electricity supply and demand. The transmission system is regulated by FERC.

Once the electricity has been transmitted through the high voltage power grid, Local Distribution Company’s (LDCs) direct the electricity from the high voltage transmission systems to lower voltage distribution networks, which ultimately connect the ‘‘last mile’’ to the customer. These networks are comprised of lines of various voltage levels, substations, transformers, and meters. These lines are regulated by state public utility commissions and managed by the LDCs.

Retail Sales of Energy (Customer Service & Billing): In states that have authorized deregulation or retail competition, Energy Retailers (also referred to as “Retail Energy Providers”) market and sell electricity to end-users, providing customers with alternatives to purchasing their electricity from their LDC. Energy Retailers typically do not generate electricity and instead buy wholesale electricity from a variety of sources, including, but not limited to, directly from a generation facility, from financial institutions, from the ISOs and RTOs, or from energy companies that actively trade power. Energy Retailers then resell the electricity to end-user customers at unregulated rates, earning the difference between the delivered wholesale price and the end-user price.

Retail Electricity Market

The retail electricity market can be categorized into two main customer segments: (i) residential and small business, and (ii) large commercial and industrial. Energy Retailers operate in the retail electricity market by providing a variety of renewable, fixed and variable rate electricity contracts to customers for varying periods of time. In general, large commercial and industrial customers are serviced by fixed price contracts for up to five years. By contrast, residential and small-to-medium size commercial customers are typically serviced by short-term month-to-month variable price contracts or fixed term, fixed price contracts for up to one or two years. Some Energy Retailers focus only on one customer segment (e.g. residential), while others focus on the full spectrum of customers.

In many cases (dependent by state), Energy Retailers may use the LDC to invoice and collect from customers for energy supply and other costs. Under arrangements entered into between the Energy Retailers and the LDCs, LDCs remain responsible for the delivery of the electricity from the ISO or RTO to the customer’s residence or place of business. This ensures reliability to the markets.

Competitive Landscape

The deregulation of the electricity industry is a practice that has been occurring since the 1990’s. However, because of the complex nature and various aspects of the energy industry, the pace has been slow. The reason behind this is that the deregulation of the energy industry happens upon two, in some cases, three different frameworks. First, you have the wholesale aspects of the energy industry, which include the building of, owning and managing independent power plants or power trading companies. Secondly, you have the retail aspect of deregulation. In some cases, these happen at a federal level, however, in most cases of the retail aspects of deregulation, this must occur on a state-by-state basis, as it is largely a legislative action. The legislative action must then be followed up and supported by the respective Independent System Operator (ISO), in other words “the grid” in that geographic area.

As it pertains to Zen Energy, we plan to enter into and expand into all deregulated energy markets, however, today, we are exclusively concerned with and focused on the retail electric industry in the state of Texas, otherwise known as the ERCOT (Electric Reliability Council of Texas) market.  The deregulation of Texas has been considered by many industry insiders and policy makers as the “poster child for deregulation”, as cited by ABACCUS Report in the Albany Times when reporting that the state of “New York ranked 2nd best for electricity competition”, after the Texas market taking 1st place2. This is mostly because it has been very successful; it has been an economic stimulus and has fostered competition. Texans pay among the lowest electricity rates in the nation and the age of innovative products in electricity is now showing early signs of potential success. This latter aspect is where Zen Energy plans to differentiate itself from the rest of the market.

As of the time of this filing, there are well over 100 entities that are licensed as a Retail Electric Provider in the state of Texas. However, only approximately 60 of these are operational and of these 60, some are focused only on commercial customers, some only on residential, and a few equally on both of these customer demographics. Moreover, of the 60 operational Retail Energy Providers, it is safe to assume that only approximately 15 to 20 are relevant; by this, we mean any Retain Energy Provider that is serving over 10,000 customers.

Since 2009 and the constant of low natural gas prices, most markets, including Texas, have experienced a very low cost of goods sold. This has brought most Retail Energy Providers into a margin game where they are paying very little attention to the actual value they could bring to their customers. Very few are focused on their value and even fewer are focused on being different. Most of the differentiation in the market is around who can write their contracts more creatively to fool their customers.

Conversely, Zen Energy plans to enter the market differently with most of our focus on our differentiation and the value we plan to bring to customers. Zen Energy’s plans are different in the following ways:

●	Smart Home Offering: Texas and its consumers have spent a fortune building out a mass smart meter infrastructure that is uniform throughout the entire deregulated territory; however, there is very little to show for this massive investment in the way of product innovation. Zen Energy plans to bring an entire portfolio of Smart Home solutions, positioning itself to become the leader in the industry that can control lighting, air conditioning, major appliances, and the electricity meter. No other Energy Retailer offers this capability.

2. See New York Ranks 2nd-best for electricity competition (https://www.plymouthenergy.com/new-york-ranks-2nd-best-for-electricity-competition/), Texas Competitive Model Spreads to Pennsylvania and Illinois (http://www.powermag.com/texas-competitive-model-spreads-to-pennsylvania-and-illinois/) and Growing competitive electricity could make Pennsylvania the next Texas (https://electricityrates.com/growing-competitive-electricity-could-make-pennsylvania-the-next-texas/).

●	Time of Use Products (TOU) and Renewable Focused: Zen Energy plans to offer a fully integrated TOU electricity product to work in conjunction with its smart home solutions to completely integrate a consumer’s behavior with their energy usage. A TOU product offers a variable price throughout the day so that consumers can adjust their behavior to coincide with lower energy prices. Additionally, Zen Energy plans to purchase primarily from renewable sources, so consumers can be assured to know they are doing their part in contributing to a cleaner environment and more sustainable lifestyle.

●	Demand Response: This term essentially means the ability to turn off (or power down) energy-consuming devices during peak times when energy prices are at their highest. In the Texas market place, energy prices change every 15 minutes throughout the day. During the peak season, it’s not uncommon for prices to increase 10, 50, or even 100-fold during super peak hours. Zen Energy will have the opportunity to offer customers on-demand, demand-response options that will allow customers to participate in revenue share opportunities.

Energy Business Operations

The Company plans to take advantage of synergies between Zen Technologies, Zen Energy and ultimately, Enertrade following completion of its acquisition, customer services, marketing, and most all back-office functions would be considered shared services between the companies. The most important functions that require subject matter experts include customer provisioning and energy risk management (procurement, margin control, forecasting, and wholesale settlements). For these two areas, the Company has begun the hiring process for the appropriate managers and executives.

Entry into the Energy Marketplace

The Company plans to enter the retail electricity market by acquiring a Texas-based licensed Retail Electric Provider. The Company is in the final stages of completing its acquisition of Enertrade pursuant to the terms of an agreement entered into between the Company’s wholly owned subsidiary Zen Energy and Enertrade, whereby Zen Energy has agreed to acquire 80% of Enertrade from its members (the “Sellers”). Conditions precedent to closing the transaction include, but are not limited to, (i) the Sellers obtaining all material consents, approvals, permits, authorization from, notifications to, and filings with any governmental entities including, without limitations, the Texas Public Utilities Commission (PUCT) and (ii) all approvals, consents and waivers shall have been obtained from Enertrade’ s wholesale supplier.

The purchase price for the interest in Enertrade is $1,500,000 with the initial payment of $500,000 at closing (subject to certain adjustments that may increase or decrease the initial amount) and a $1,000,000 promissory note without interest (subject to be adjusted downward for any increase in the initial payment) and payable in two equal installments, the first of which is due 90 days from the closing date and the second due 180 days from the closing date. The Company was obligated to close this transaction no later than March 21, 2017. Although the Company did not close by this date, the parties have continued to pursue obtaining the required consents in cooperation with Enertrade and the Sellers and have an oral understanding with such parties to extend the closing date while pursuing such consents.

As partial consideration for the Sellers’ retention of an interest in Enertrade, the Sellers or their principals agreed to enter into a services agreement pursuant to which the Sellers shall be obligated to present to the Company all opportunities to provide retail electricity and electric services to residential and commercial consumers within the Republic of Mexico as and when such opportunities arise and pursuant to which the Company will agree to purchase electricity supply to service such Republic of Mexico business opportunities accepted by the Company subject to credit terms established by its supplier.

Employees

As of the date of this filing, we had approximately ten full-time employees, excluding our installation technicians, sales representatives, contract IT developers and certain other support professionals. None of our employees are currently represented by labor unions or trade councils. We believe that we generally have good relationships with our employees. Most our employees are located in the Dallas/Ft. Worth metropolitan area. We maintain a satisfactory working relationship with our employees and have not experienced any labor disputes.

Legal Proceedings

From time to time, we are involved in various claims and legal actions arising in the ordinary course of business. There are no legal proceedings currently pending against us that we believe would have a material effect on our business, financial position or results of operations, and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

Item 1A. Risk Factors.

Not applicable for a smaller reporting company.

Item 2. Financial Information.

The Company’s discussion and analysis provides an overview of the Company’s financial activities primarily for the quarter ended March 31, 2017 and year ended December 31, 2016 since its activities in the restaurant business were discontinued and written off as of December 31, 2015. Since this information is designed to focus on the current year’s activities, resulting changes, and currently known facts, it should be read in conjunction with the unaudited consolidated financial statements of the Company for the quarterly period ended March 31, 2017 included in pages F-1 through F-10 and the audited consolidated financial statements of the Company years ended December 31, 2016 and 2015 included in pages F-11 through F-25 of this Registration Statement on Form 10.

Condensed Balance Sheet		Year Ended December 31
	March 31, 2017	2016	2015
	(Unaudited)	(Audited)
Assets
Cash	$11,060	$51,710	$-
Other assets	12,000	12,000
Prepaid and other assets	14,647	28,750	-
Total Current assets	37,707	92,460	-

Fixed assets – software, net of amortization	83,474	66,710	-
Total assets	$121,181	$159,170	$-

Liabilities
Accounts payable and accrued expenses	$422,418	$358,594	$7,298
Subscription liability	230,000	75,000	-
Notes payable	269,580	188,342	132,923
Total current liabilities	921,998	621,936	140,221

Long term notes payable	267,105	233,836	-
Total liabilities	1,189,103	855,772	140,221

Shareholders’ Deficit
Mezzanine equity	543,379	494,123	$185,500
Class A Common stock par value $.001, 1,450,000,000 shares authorized 853,262,525, 853,262,525 and 540,552,127, respectively issued and outstanding	853,262	853,262	540.552
Class B Common stock par value $.001, 10,000,000 shares authorized, 10,000,000, 10,000,000 and 0, issued and outstanding respectively	10,000	10,000	-
Preferred stock series A par value $.001, 2,000,000 shares authorized, 500,000, 0 and 0, respectively issued and outstanding	500	-	-
Preferred stock par value $.001, 38,000.000 shares authorized, none issued
Additional paid-in capital (deficit)	399,504	274,903	(309,121)
Accumulated deficit	(2,874,567)	(2,328,890)	(557,152)
Total shareholders’ deficit	(1,611,301)	(1,190,725)	(140,221)
Total Liabilities and Shareholders’ Deficit	$121,181	$159,170	$-

Statement of Operations	Three Months Ended March 31,		Year Ended December 31
	2017	2016	2016	2015
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Continuing Operations
Revenue	$4,832	-	$5,051	$-
Cost of goods sold	7,491	-	20,431	-
Net Revenue (Loss)	(2,659)	-	(15,380)	—
Operating Expenses
Selling, General and administrative expenses	478,968	137,916	1,522,183	62,546
Total Operating Expenses	478,968	137,916	1,522,183	62,546
Operating Loss	(481,627)	(137,916)	(1,537,563)	(62,546)

Other Expense
Amortization	(942)	-
Interest Expense	(63,108)	(31,869)	(234,175)	(68,718)
Loss from Continuing Operations	(545,677)	(169,785)	(1,771,738)	(131,264)

Loss from Discontinued Operations	-	-	-	(184,592)
Net Loss	(545,677)	(169,785)	$(1,771,738)	$(315,856)

Basic and diluted net loss per common share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The Company has accounted for discontinued operations prior to January 1, 2016 under Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under this guidance, a discontinued operation is defined as a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. In November 2015, the Company has exited the restaurant industry and has shifted its strategy to home automation and energy conservation services. Management believes this adequately qualifies as a strategic shift under Update No. 2014-08. As of December 31, 2015, the Company has not generated any revenue from its new services. A reconciliation of amounts included in the statements of operations for the year ended December 31, 2015 as follows:

2015
Revenue	$20,100
Selling general and administrative expenses	(201,161)
Other Expenses	(3,531)
Loss from continued operations	$(184,592)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business Overview

Our business model is built around the philosophy that smart home services such as automation and video safety, the Internet of Things (IoT), energy conservation, and overall responsible decision making that supports sustainability are burgeoning trends. Combined, these are creating two megatrends known as the “Internet of Everything” and the “Smart Home”. Towards making our claim in this emerging industry, we have built a “Smart Services” platform and have plans to launch a “Retail Energy Platform” that when combined are expected to position us to become a provider of a unique suite of products and services to both residential and commercial customers. Currently, we are engaged in the business of (i) selling retail smart home technology, controls and monitoring services, (ii) commercial energy conservation equipment, LED lighting and lighting controls, and (iii) residential and commercial energy utility services following the completion of our planned acquisition of Enertrade discussed below.

We plan to organically grow our business operations in retail smart home technology, controls and monitoring services and commercial energy conservation equipment, LED lighting and lighting controls through increased marketing and sales. Furthermore, we plan to continue to work towards fulfilment of the conditions precedent to complete our planned acquisition of Enertrade as discussed in this report. We do not know whether we will be able to successfully implement our business strategy or whether our business strategy will ultimately be successful. Our growth strategy is largely dependent on our ability to successfully increase sales in our existing retail smart home technologies business and develop synergies with that business following the completion of our plans to engage in the sale of electric energy to retail customers in Texas by acquiring Enertrade. As is typically the case involving products and service offerings, anticipation of demand and market acceptance are subject to a high level of uncertainty. The success of our products and planned service offerings primarily depends on consumer interest and acceptance. In general, achieving market acceptance for our products and planned energy utility services will require substantial marketing efforts and the expenditure of significant funds, which we may not have available, to create awareness and demand among customers and clients. Furthermore, the completion of the acquisition of Enertrade is dependent on our ability to raise the funds we need to complete the purchase and complete the conditions to closing discussed below. For these reasons and our limited operating history, we cannot currently predict our future revenues or expenses.

Three Months Ended March 31, 2017 Compared to Three Months Ended March 31, 2016

The following comparative analysis on results of operations was based primarily on the comparative financial statements, footnotes and related information for the periods identified below and should be read in conjunction with the consolidated financial statements and the notes to those financial statements that are included elsewhere in this registration statement. The results discussed below are for the three months ended March 31, 2017 and 2016. For comparative purposes, we are comparing the three months ended March 31, 2017, to the three months ended March 31, 2016.

Revenue. Total revenue was $4,832 for the three months ended March 31, 2017 compared to $0 for the three months ended March 31, 2016. The increase is primarily a result of the Company’s soft launch of its selling retail smart home technology and controls and monitoring services during the first quarter of 2017.

Cost of goods sold and Gross Profit (loss). Our cost of goods sold for the three months ended March 31, 2017 of $7,491 compared to $0 for the three months ended March 31, 2016. The increase is a result of increases in our sales. Our gross profit (loss) for the three months ended March 31, 2017 was ($2,659) compared to $0 for the three months ended March 31, 2016. The increases are a result of increases in our sales. We are not able to predict what our cost of goods and expected gross profits will be in remaining periods in fiscal 2017 as we are evaluating our pricing was we ramp up our marketing efforts following the recent soft launch of our product and service offering.

Selling, general and administrative expenses. Total selling, general and administrative expenses were $478,968 and $137,916 for the three months ended March 31, 2017 and 2016, respectively. The increase is primarily attributable to increases in selling, general and administrative expenses associated with the development of our product and service offering and ramping up our sales efforts, consisting primarily of increases in salary and wages of $169,189, advertising and promotions of $49,200, rent of $38,292, travel and entertainment of $32,208, insurance of $15,131, IT expenses of $20,268 and other expenses totaling $16,764.

Loss from operations and net loss. Loss from operations and net loss were ($545,677) and ($169,785) for the three months ended March 31, 2017 and 2016, respectively. The increase is primarily attributable to an increase in operating expenses, other expenses cost of goods sold, partially offset by an increase in revenues. We expect continued loss from operations for the foreseeable future as we ramp up our sales efforts in our existing business.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had a working capital deficit of $884,291 and $--11,060 of cash and cash equivalents as of March 31, 2017.

Net cash flow used in operating activities was $425,444 for the quarter ended March 31, 2017 as compared to $90,281 for the quarter ended March 31, 2016, an increase of $335,163. The increase is primarily a result of the net loss associated with the launch of our current business.

Net cash flow used in investing activities was $17,706 for the quarter ended March 31, 2017 as compared to nil for the quarter ended March 31, 2016. During the quarter ended March 31, 2016, the $17,706 was used to develop software.

Our primary source of liquidity has been proceeds from the issuance of debt securities and equity securities. Net cash provided by financing activities was $402,500 for the quarter ended March 31, 2017 as compared to $212,000 for the quarter ended March 31, 2016. During the quarter ended March 31, 2017, we received $135,000 from the sale of common stock, $125,000 from the sale of preferred stock, $82,500 from proceeds from convertible promissory notes, $40,000 from proceeds from notes payable and $20,000 from proceeds from issuance of stock in our subsidiary. During the quarter ended March 31, 2016, we received net proceeds of $150,000 from the sale of common stock and $62,500 from the sale of convertible promissory notes.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Certain portions of the statement of operations for the year ended December 31, 2015 have been classified as discontinued operations and therefore are not comparable. Comparative information for continued operations for 2016 as compared to 2015 follows:

Operations

The Company reported a net loss of $1,771,738 and $315,856 for the twelve months ended December 31, 2016 and 2015, respectively, a loss from continuing operations of $1,537,563 and 62,546 for the same periods and an accumulated deficit of $2,328,890 and $557,152 for the twelve months ended December 31, 2016 and 2015, respectively. The increase in net loss is primarily a result of factors noted below. At December 31, 2016 and 2015, the Company had a working capital deficit of $529,476 and $140,221 respectively, and negative cash flow from continuing operating activity of $1,205,814 and $62,546, respectively, for the twelve months ended December 31, 2016 and 2015.

For the year ended December 31, 2016, the Company reported $5,051 in revenue with cost of sales of $20,431 for a gross loss of $15,380 as compared to nil for the year ended December 31, 2015. The increase is primarily a result of the Company’s soft launch of its products during the fourth quarter of 2016.

Selling, general and administrative expenses were $1,522,183 in 2016 as compared to $62,546 in 2015 for an increase of $1,459,637. This increase is a result of our efforts to launch our current business and consisted primarily of increases in salary and wages of $876,691, legal and professional expense of $138,726, Advertising and promotions of $148,236, travel and entertainment of $74,026 and other expenses totaling $222,715.

Liquidity and Capital Resources

Liquidity is the ability of an enterprise to generate adequate amounts of cash to meet its needs for cash requirements. We had a working capital deficit of $529,476 and $51,710 of cash as of December 31, 2016.

Net cash flow used in operating activities was $1,205,814 for the year ended December 31, 2016 as compared to $62,546 for the year ended December 31, 2015, an increase of $1,143,268. The increase is primarily a result of the launch of our current business.

Net cash flow used in investing activities was $66,710 for the year ended December 31, 2016 as compared to nil for the year ended December 31, 2015. During the year ended December 31, 2015, the $66,710 was used to develop software.

Net cash provided by financing activities was $1,324,234 for the year ended December 31, 2016 as compared to $247,138 for the year ended December 31, 2015. During the year ended December 31, 2016, we received $687,234 from the sale of common stock, $75,000 for subscription for common stock that had yet to be issued and $562,000 from the sale of convertible promissory notes.. During the year ended December 31, 2015, we received net proceeds of $247,138 from the sale of convertible promissory notes.

Our primary source of liquidity has been proceeds from the issuance of debt securities and sales of common stock. During the twelve months ended December 31, 2016, the Company issued 2,368,300 shares of its Class A common stock to providers of professional services to the Company, in lieu of the payment of cash for such services. The value of the transactions total approximately $42,500. During the same period, the Company has issued 282,753,210 shares and $687,234. Additionally, during 2016, the Company sold convertible promissory notes totaling $562,000.

Subsequent to year end, the Company sold 14,333,334 shares of its restricted Class A common stock for $65,000 in a private placement subject to Rule 144. Additionally, on March 17, 2017, the Company entered into a Securities Purchase Agreement containing convertible promissory notes (the “Notes”) and Warrants. The aggregate principal amount of the Notes is $165,000 to be taken down in two $82,500 tranches of which the Company has taken down the first tranche. The notes are convertible at a price equal to the lower of $.03 per share or 60% of the lowest closing price for the Company’s Common Stock on the Trading Market for the 20 Trading Days prior to the conversion. Additionally, upon funding of each tranche, three year warrants for 500,000 shares of the Company’s restricted Class A common stock shall be granted with an exercise price of $0.03 and $0.05 respectively.

Cash Requirements

Our management does not believe that our current capital resources will be adequate to continue operating our company and maintaining our business strategy for more than 12 months. Accordingly, we will have to raise additional capital in the near future to meet our working capital requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to scale down or perhaps even cease the operation of our business.

Going Concern

The accompanying unaudited financial statements for the quarter ended March 31, 2017 and the audited financial statements for the twelve months ended December 31, 2016 and 2015 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reports a net loss of ($545,677) and ($169,785) for the three months ended March 31, 2017 and 2016, respectively and an accumulated deficit of $(2,874,567) as of March 31, 2017. In addition, the Company reported a net loss of $1,771,738 and $315,856 for the twelve months ended December 31, 2016 and 2015, respectively, and an accumulated deficit of $2,328,890 and $557,152 for the twelve months ended December 31, 2016 and 2015, respectively. At March 31, 2017, December 31, 2016 and 2015, the Company had a working capital deficit of $884,291, $529,476 and $140,221 respectively, and negative cash flow from continuing operating activity of $425,444, $1,205,814 and $62,546, respectively.

The Company’s revenue from operations is not sufficient to meet its working capital needs and will be dependent on funds raised to satisfy its ongoing capital requirements for at least the next 12 months. The Company will require additional financing in order to execute its operating plan and continue as a going concern. The Company cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all.

In any of these events, the Company may be unable to implement its current plans for expansion or respond to competitive pressures, any of these circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations.

Critical Accounting Policies

We have identified the following policies below as critical to its business and results of operations. Our reported results are impacted by the application of the following accounting policies, certain of which require management to make subjective or complex judgments. These judgments involve making estimates about the effect of matters that are inherently uncertain and may significantly impact quarterly or annual results of operations. For all of these policies, management cautions that future events rarely develop exactly as expected, and the best estimates routinely require adjustment. Specific risks associated with these critical accounting policies are described in the following paragraphs.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Key estimates in the accompanying financial statements include, among others, revenue recognition, allowances for doubtful accounts, valuation of long-lived assets, and deferred income tax asset valuation allowances.

The financial statements are presented on the basis of the Company’s ability to continue as a going concern. Other than continued current involvement, some transactions prior to December 31, 2015 have been reclassified as discontinued operations in the financial statements included in this Registration Statement.

Cash and Cash Equivalents – The Company considers all highly-liquid investments with a maturity of three months or less, when purchased, to be cash equivalents. Cash on-hand at March 31, 2017 and December 31, 2016 were $11,060 and $51,710, respectively. There were no cash equivalents on-hand at December 31, 2015.

Revenue Recognition - The Company recognizes sales, which include shipping fees where applicable, net of estimated returns, at the time the customer takes possession of merchandise or receives services. When the Company collects payments from customers prior to the transfer of ownership of merchandise or the performance of services, the amounts received are generally recorded as deferred sales, included in other current liabilities on the consolidated balance sheets, until the sale or service is completed. The Company reserves for estimated sales returns based on historical trends in merchandise returns, net of the estimated net realizable value of merchandise inventories to be returned and any estimated disposition costs. Amounts collected from members, which under common trade practices are referred to as sales taxes, are recorded on a net basis.

Software Development Costs – The Company capitalizes certain expenditures to the development of its software application. Capitalization begins when technological feasibility is established. Capitalized costs are amortized using the straight-line method over the estimated useful life of the developed product.

Beneficial Conversion Feature - The Company accounts for convertible notes payable in accordance with the guidelines established by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, Debt with Conversion and Other Options, Emerging Issues Task Force (“EITF”) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No 98-5 To Certain Convertible Instruments. The Beneficial Conversion Feature (“BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible note when issued and records the estimated fair value of any warrants issued with those convertible notes. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

The BCF of a convertible note is measured by allocating a portion of the note’s proceeds to the warrants, if applicable, and as a discount on the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to additional paid-in-capital. The value of the proceeds received from a convertible note is then allocated between the conversion features and warrants and the debt on an allocated fair value basis. The allocated fair value is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

Recent Accounting Pronouncements

We implemented all new accounting standards that are in effect and that may impact its consolidated financial statements. We do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on the consolidated financial position or results of operations.

Off-Balance Sheet Arrangements

As of March 31, 2017, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Item 3. Properties.

The Company leases approximately 8,000 square feet of office space under a sublease arrangement on a month to month basis. Rent for this space is $12,000 per month, which includes furniture and communications equipment.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information about the beneficial ownership of our Class A Common Stock and Class B Common Stock as of May 24, 2017, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding capital stock, (ii) each director and each of our named executive officers and (iii) all executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of The Chron Organization, Inc., 15505 Long Vista Drive, Suite 250, Austin, Texas 78728. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of capital stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of Class A Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A Common Stock subject to options or issuable upon conversion of preferred stock held by that person that are currently exercisable or exercisable within 60 days of May 24, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Class A Common Stock Beneficial Ownership	Percent of Class(1)	Class B Common Stock Beneficial Ownership	Percent of Class(2)
Named Executive Officers and Directors:
Byron T. Young(3)	240,652,650	24.2%	5,000,000	50.0%
Alex Rodriguez(4)	140,000,000	14.1%	5,000,000	50.0%
				-
All executive officers and directors as a group (two people)	380,652,650	38.3%	10,000,000	100.0%

Other 5% Stockholders:
United My Funds, LLC(5)	100,000,000	11.2%	-	-

*	Less than 1%.

(1)	Calculated on the basis of 893,807,571 issued and outstanding shares of Class A Common Stock as of May 24, 2017. Share amount excludes shares which Mr. Young has a right to acquire. See Note 3 below. Holders of our Class A Common Stock are entitled to one vote per share.
(2)	Calculated on the basis of 10,000,000 issued and outstanding shares of Class B Common Stock as of May 24, 2017. Holders of our Class B Common Stock are entitled to 200 votes per share.
(3)	Shares consist of 140,652,650 shares owned, 64,333,333 shares issuable upon conversion of promissory notes and 32,166,667 issuable upon exercise of warrants. Calculation of percent are based upon 993,807,571 shares which include the convertible and warrant shares. Shares are owned by various partnerships, retirement accounts and personal account of Mr. Young who beneficial owns such shares. Mr. Young’s address is 4200 South Freeway, #408, Ft. Worth, TX 76115.
(4)	Shares are owned by NAUP Investments, LLC which is an entity owned or controlled by Mr. Rodriguez who is deemed the beneficial owner of such shares. NAUP Investments, LLC’s address is 1861 Brown Blvd, Ste. 217-703, Arlington, TX 76006.
(5)	United My Funds, LLC is an entity owned or controlled by James Yoo. Its address is 2600 Royal Lane #215, Dallas, TX 75229.

Item 5. Directors and Executive Officers.

The following table sets forth the names, positions and ages of our directors and executive officers as of the date of this Registration Statement. Each director is elected at our annual meeting of shareholders and holds office for three years, or until his successor is elected and qualified. Officers are elected by our board of directors and their terms of office are at the discretion of our board.

Name	Age	Position
Alex Rodriguez	42	President, Chief Executive Officer, Chief Financial Officer & Director
Byron T. Young	42	Chairman of the Board & Treasurer

Alex Rodriguez has served as our President, Chief Executive Officer, Secretary and as a member of our board of directors since December 2015. Mr. Rodriguez has 15 years of energy experience and a total of 20 years of business experience at the C-Level across the energy, telecom and information technology industries. Mr. Rodriguez is a business development and marketing executive that has successfully launched five different companies that were collectively responsible for nearly $6 billion in sales revenue over the course of his career in the energy industry. This experience includes, but is not limited to the following private companies SYNRG Marketing (Chief Business Officers & Partner) and Utility Choice Electric (VP of Sales & Marketing) from 2001 through 2003, AmPro Energy (VP if Business Development) from 2003 through 2004, Stream Energy and Ignite (Founder & Managing Partner) from 2004 through end of 2009. In August 2004, Mr. Rodriguez co-founded and served as Managing Partner of Stream Energy, a fast-growing retail energy provider that provided electricity and natural gas services to approximately 400,000 customers and grossed over $2 billion within the first four years of operation. Upon his exit from Stream Energy in late 2009, Mr. Rodriguez founded and still serves as Chairman of NAUP Capital, LP (today known as NAUP Investments, LLC), which is an energy holding company and venture development firm with holdings in energy, solar, energy brokerage and energy software related entities. In his position at NAUP, Mr. Rodriguez founded and grew several companies. Diversegy LLC and EPIQ Energy, LLC were among these NAUP projects. Rodriguez served as CEO for these companies and was successful in selling both of these companies to an NYSE publicly traded energy company (Genie Energy) in December of 2013.

Diversegy LLC is a national energy brokerage company that advises commercial, industrial and municipal customers regarding their natural gas and power needs. The board of directors believes that Mr. Rodriguez’s experience in business development and successful growth and sales in the energy industry, as well as his understanding of energy sector business operations, will be valuable in executing our business strategy.

Byron T. Young has served as our Treasurer and as our Chairman of the Board since December 2015. As the Company’s Chairman, Mr. Young oversees the Company’s vision, growth, strategies and expansion efforts. He has over 20 years of entrepreneurial experience founding several technology-based companies and leading them through an exit strategy and/or into profitable growth stages. His experience encompasses the telecommunications, wireless, software and energy industries. In the early 1990s, Mr. Young founded several paging services companies that operated profitably through the peak of the paging services space. This led him to found a Competitive Local Exchange Carrier (C-LEC) in 2001 under the name of Extel Enterprises, which was ultimately sold to publicly traded Usurf America, Inc. in 2004. Shortly thereafter, Mr. Young founded a Retail Energy Provider in 2005 under the name Young Energy, LLC, which provides electricity and natural gas services to residential and commercial customers in Texas and where Mr. Young currently serves as a senior advisor and board member. Most recently, in 2010, Mr. Young founded Assist Wireless, a wireless communication company providing prepaid cellular voice and data as well as government subsidized lifeline services to over 130,000 customers across four states. He currently serves as CEO of Assist Wireless. The board of directors believes that Mr. Young’s experience founding and operating technology-based companies provides him with an intimate knowledge of our day-to-day operations, business and competitive environment, as well as our opportunities, challenges and risks.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, significant employees or control persons has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Corporate Governance

Our board of directors has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our board. Because we do not have any independent directors, our board believes that the establishment of committees of our board would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our board of directors.

Given our relative size and lack of directors’ and officers’ insurance coverage, we do not anticipate that any of our stockholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our board will participate in the consideration of director nominees.

As with most small, early stage companies until such time as we further develop our business, achieve a stronger revenue base and have sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our board to include one or more independent directors, we intend to establish an audit committee of our board of directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our board members be independent and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our board of directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our board.

Code of Ethics

We expect that we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Once adopted, we will make the code of business conduct and ethics available on our website at www.chronorganization.com. We intend to post any amendments to the code, or any waivers of its requirements, on our website.

Board Structure

Our Board has not chosen to separate the positions of Chief Executive Officer and Chairman of the Board in recognition of the fact that our operations are sufficiently limited that such separation would not serve any useful purpose.

Role of Board in Risk Oversight Process

Management is responsible for the day-to-day management of risk and for identifying our risk exposures and communicating such exposures to our board. Our board is responsible for designing, implementing and overseeing our risk management processes. The board does not have a standing risk management committee, but administers this function directly through the board as a whole. The whole board considers strategic risks and opportunities and receives reports from its officers regarding risk oversight in their areas of responsibility as necessary. We believe our board’s leadership structure facilitates the division of risk management oversight responsibilities and enhances the board’s efficiency in fulfilling its oversight function with respect to different areas of our business risks and our risk mitigation practices.

Communications with the Board of Directors

Stockholders with questions about the Company are encouraged to contact the Company by sending communications to the attention of the Chief Executive Officer at 15505 Long Vista Drive, Suite 250, Austin, Texas 78728. If stockholders feel that their questions have not been sufficiently addressed through communications with the Chief Executive Officer, they may communicate with the Board of Directors by sending their communications to the Board of Directors, c/o the Chief Executive Officer at the same address.

Director Compensation

Historically, our non-employee directors have not received compensation for their service outside the compensation set forth in the Summary Compensation Table below, but we may compensate our directors for their service in the future. We reimburse our non-employee directors for reasonable travel expenses incurred in attending board and committee meetings. We also intend to allow our non-employee directors to participate in any equity compensation plans that we adopt in the future.

Item 6. Executive Compensation.

EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in the past two fiscal years for:

●	our principal executive officer or other individual serving in a similar capacity,

●	our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at December 31, 2015 whose compensation exceed $100,000, and

●	up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at December 31, 2016.

For definitional purposes, these individuals are sometimes referred to as the “named executive officers.”

2016 Summary Compensation Table

Name and Principal Position	Fiscal Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Alejandro Rodriguez (1)	12/31/2016	180,000	-	-	-	-	180,000
Byron T. Young (2)	12/31/2016	102,000	-	-	-	-	102,000
	12/31/2015	-	-	-	-	-	-

(1)	Mr. Rodriguez was appointed as a Director and our President on November 23, 2015 and as our Chief Executive Officer on February 4, 2016 in addition to the offices he previously held.

(2)	Mr. Young was appointed as Chairman of the Board, Chief Executive Officer, Secretary and Treasurer of the Company on November 18, 2015 and on February 4, 2016 relinquished his role as Chief Executive Officer upon the appointment of Mr. Rodriguez to such position.

Executive Employment Agreements

The Company has an oral agreement with Mr. Rodriguez pursuant to which he receives a salary of $180,000 per year for his services as our President, Chief Executive Officer and Chief Financial Officer. During the twelve months ended December 31, 2016, Mr. Rodriguez was paid $160,000 and has accrued the balance of $20,000.

Mr. Young currently receives $102,000 per year as compensation for his services as Chairman of the Board. Mr. Young has not been paid and has accrued the balance.

Neither of Messrs. Rodriguez or Young received a salary or any other compensation for the years ended December 31, 2014 and 2015.

Historically, our directors that are employees of the Company have not received compensation for their service as directors. The Company may adopt a policy to compensate independent members of our board in the future.

Outstanding Equity Awards At Fiscal Year End

None.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Stock Purchases

On February 1, 2016, the Company entered into a Stock Purchase Agreement with Mr. Alex Rodriguez, its President, Chief Executive Officer, Chief Financial Officer and director pursuant to which Mr. Rodriguez purchased 2,000,000 of the Company’s shares of the Company’s Class B Common Stock in exchange for $6,000. On February 1, 2016, the Company also entered into a Stock Purchase Agreement with Mr. Byron Young, its Chairman, pursuant to which Mr. Young purchased 2,000,000 of the Company’s shares of Class B Common Stock in exchange for $6,000.

On June 30, 2016, the Company entered into a Stock Purchase Agreement with Mr. Rodriguez pursuant to which Mr. Rodriguez purchased 3,000,000 shares of the Company’s Class B Common Stock for $9,000. On June 30, 2016, the Company also entered into a Stock Purchase Agreement with Mr. Young pursuant to which he purchased 3,000,000 shares of the Class B Common Stock for $9,000.

On July 1, 2016, the Company exchanged 165,000,000 shares of the Company’s unregistered shares of common stock for 100% of the outstanding common stock of Chron Energy, Inc. (“CEI”), a Nevada corporation to related parties in which Alex Rodriguez had a 50% beneficial interest.

Loan from Chairman

On November 20, 2015, the Company issued a convertible secured promissory note in the amount of up to $200,000 of which $193,000 in loan advances have been made by Mr. Young to the Company. Interest on the amount outstanding under the note accrues at an annual rate equal to the lesser of 2.0% or the highest lawful rate, as defined in the note. The outstanding principal amount and all accrued and unpaid interest shall be due and payable on December 31, 2016. Through an amendment to the note, the due date has been extended to April 1, 2017.

The note may be prepaid in whole or in part without premium or penalty to the extent that Mr. Young has not exercised his conversion rights.

Upon an event of default, Mr. Young may declare all amounts due under the note due and payable without the need to give notice or demand. Events of default under the note include the failure to pay any amount due under the note and a failure to remedy the nonpayment within five calendar days and the bankruptcy, liquidation, reorganization, dissolution, winding up or other similar event of the Company. From and after the occurrence of an event of default, amounts due under the note shall bear interest at a rate per annum equal to the lesser of 18% or the highest lawful rate, payable on demand.

Mr. Young has the option at any time and from time to time to convert all or a portion of the outstanding principal amount and accrued interest under the note into shares of the Company’s Class A Common Stock at a conversion price of $0.003, subject to adjustment in the event of any stock dividend, stock split, combination and reclassification of our Common Stock.

The note may be transferred upon prior written notice to the Company to ensure compliance with applicable federal and state securities laws.

In further consideration for the $200,000 loan to the Company, the Company issued Mr. Young a warrant to purchase 32,166,667 shares of its Class A Common Stock that may be exercised in whole or in part at any time and from time to time until the last calendar day of the month in which the fifth anniversary of the issuance date occurs.

The exercise price of the warrant is the greater of (i) $0.05 or (ii) 200% of the conversion price per share of Common Stock as defined in the convertible promissory note. If the market price of one share of Common Stock is greater than the exercise price, Mr. Young may elect a cashless exercise pursuant to the terms set forth in the warrant.

The exercise price and the number of shares of Common Stock purchasable upon the exercise of the warrant are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Stock, as well as the issuance of options or other rights to purchase Common Stock at a price less than the exercise price of the warrant.

Subject to applicable laws, the warrant may be transferred at Mr. Young’s option in compliance with applicable federal and state securities laws.

Policy Regarding Transactions with Related Persons

We do not have a formal, written policy for the review, approval or ratification of transactions between us and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person that are required to be disclosed under Item 404(a) of Regulation S-K. However, our policy is that any activities, investments or associations of a director or officer that create, or would appear to create, a conflict between the personal interests of such person and our interests must be assessed by our Chief Executive Officer and must be at arms’ length.

Item 8. Legal Proceedings.

None

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our Class A common stock is currently quoted on the OTC Pink tier of the OTC Markets Group under the symbol “CHRO”. The OTC Market is a computer network that provides information on current “bids” and “asks”, as well as volume information.

The following table sets forth the range of high and low closing bid quotations for our common stock for each of the periods indicated as reported by the OTC Markets. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

2015	Low	High
Jan 1 - Mar 31	0.0005	0.0026
Apr 1 - Jun 30	0.0005	0.0013
July 1 - Sep 30	0.0004	0.0007
Aug 1 - Dec 31	0.0001	0.0038
2016
Jan 1 - Mar 31	0.0020	0.0391
Apr 1 - Jun 30	0.0248	0.0550
July 1 - Sep 30	0.0201	0.0403
Aug 1 - Dec 31	0.0225	0.0300
2017
Jan1- Mar 31	0.0230	0.0400

Holders of Common Stock

As of May 24, 2017, 893,807,571 shares of our Class A Common Stock were issued and outstanding and held by approximately 1,191 holders of record. As of this same date, 10,000,000 shares of our Class B Common Stock were issued and outstanding and held by approximately two holders of record. We have issued 500,000, shares of our Series A Preferred Stock which are held by two holders of record.

The following table sets forth the number of shares of Class A Common Stock subject to outstanding warrants and underlying convertible promissory notes.

	March 31, 2017	December 31 2016	December 31 2015
Convertible promissory notes	$52,500,000	$25,000,000	$20,000,000
Related party convertible promissory notes	64,333,333	64,333,333	43,666,667
Related Party Warrants	32,166,667	32,166,667	21,833,333
Warrants	11,875,000	10,000,000	—
Dilutive shares outstanding	$160,875,000	$131,500,000	$85,500,000

The Company has not paid a dividend to holders of its Common Stock. We currently intend to retain any earnings to finance growth and development of our business and do not anticipate paying cash dividends in the near future.

Dividends

We have never declared or paid dividends on our common stock. Moreover, we currently intend to retain any future earnings for use in our business and, therefore, do not anticipate paying any dividends on our common stock in the foreseeable future.

Item 10. Recent Sales of Unregistered Securities.

During the three years ended December 31, 2016, the Company issued shares as follows:

On November 20, 2015, the Company issued a convertible secured promissory note in the amount up to $200,000 of which $193,000 in loan advances have been made by Mr. Young to the Company. Interest on the amount outstanding under the note accrues at an annual rate equal to the lesser of 2.0% or the highest lawful rate, as defined in the note. The outstanding principal amount and all accrued and unpaid interest shall be due and payable on December 31, 2016. Through an amendment to the note, the due date has been extended to April 1, 2017. As of December 31, 2016, the outstanding principal and accrued interest due totals $196,386.

The holder of the note has the option at any time and from time to time to convert all or a portion of the outstanding principal amount and accrued interest under the note into shares of the Company’s Class A Common Stock at a conversion price of $0.003, subject to adjustment in the event of any stock dividend, stock split, combination and reclassification of our Common Stock

As of December 31, 2016, warrants to purchase 32,166,667 shares of Class A Common Stock were issued and outstanding. The warrants were issued in connection with the related party convertible promissory notes and are exercisable in whole or in part at any time and from time to time until the last calendar day of the month in which the fifth anniversary of the issuance date occurs.

On September 6, 2016, the Company issued to a third-party investor a Convertible Promissory Note totaling $300,000 (the “September 2016 Convertible Promissory Note”) and warrants to purchase 6,000,000 shares of the Company’s Class A Common Stock. The September 2016 Convertible Promissory Note is convertible at the option of the holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as 70% of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event, shall the Conversion price be less than $0.02. The warrants to be issued to the investors are exercisable for a period of two years and entitle the holder to purchase shares of our Class A Common Stock at an exercise price of $0.05 per share. The September 2016 Convertible Promissory Note matures on September 5, 2018, and accrues interest at a rate of 10% per annum. As of December 31, 2016, the outstanding principal and accrued interest balance was $300,000 and $9,945, respectively.

On November 25, 2016, the Company issued to two unrelated third-party investors Convertible Promissory Notes totaling $200,000 (the “November 2016 Convertible Promissory Notes”) and warrants to purchase 4,000,000 shares of the Company’s Class A Common Stock. The November 2016 Convertible Promissory Notes are convertible at the option of the holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as 70% of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event, shall the Conversion price be less than $0.02. The warrants to be issued to the investors are exercisable for a period of two years and entitle the holder to purchase shares of our Class A Common Stock at an exercise price of $0.05 per share. The November 2016 Convertible Promissory Notes mature on November 24, 2017, and accrues interest at a rate of 10% per annum. As of December 31, 2016, the outstanding principal and accrued interest balance was $200,000 and $2,027, respectively.

On February 1, 2016, the Company entered into a Stock Purchase Agreement with Mr. Alex Rodriguez, its President, Chief Executive Officer, Chief Financial Officer and director pursuant to which Mr. Rodriguez purchased 2,000,000 of the Company’s shares of the Company’s Class B Common Stock in exchange for $6,000. On February 1, 2016, the Company also entered into a Stock Purchase Agreement with Mr. Byron Young, its Chairman, pursuant to which Mr. Young purchased 2,000,000 of the Company’s shares of Class B Common Stock in exchange for $6,000.

On June 30, 2016, the Company entered into a Stock Purchase Agreement with Mr. Rodriguez pursuant to which Mr. Rodriguez purchased 3,000,000 shares of the Company’s Class B Common Stock for $9,000. On June 30, 2016, the Company also entered into a Stock Purchase Agreement with Mr. Young pursuant to which he purchased 3,000,000 shares of the Class B Common Stock for $9,000.

On July 1, 2016, the Company exchanged 165,000,000 shares of the Company’s unregistered shares of Class A Common Stock for 100% of the outstanding common stock of Chron Energy, Inc. (“CEI”), a Nevada corporation to related parties in which Alex Rodriguez had a 50% beneficial interest.

Issuances of Class A Common Stock, par value $0.001:

●	During the year ended December 31, 2015, the Company issued 398,184,100 shares upon conversion of $63,028 of convertible notes.

●	During the year ended December 31, 2016, the Company issued 286,798,255 shares on conversion of $122,500 of convertible notes.

●	During the year ended December 31, 2016, the Company issued 2,368,300 shares for services valued at $42,500.

●	During the year ended December 31, 2016, the Company issued 2,368,300 shares for cash consideration totaling $762,234.

Issuances of Class B Common Stock, par value $0.001:

●	During the year ended December 31, 2016, the Company issued 10,000,000 shares to related parties for cash consideration totaling $30,000.

Subsequent to December 31, 2016 the Company issued the following:

Issuance of Convertible Notes and Warrants

●	On March 17, 2017, the Company entered into a Securities Purchase Agreement with a third party totaling $165,000 payable in two tranches (“Tranches”) each consisting of Convertible Promissory Notes (“Notes”) and warrants. The Notes are convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as the lower of $0.03 or sixty percent (60%) of the lowest closing price over the prior ten (10) day trading period from the date of notice of conversion, but in no event, shall the Conversion price be less than $0.01.

●	On March 17, 2017, the Company received the 2nd Tranche of $82,500 and issued a Note for $82,500 and issued 500,000 warrants exercisable at $0.03 expiring in March 2018.

●	On April 25, 2017, the Company received the 1st Tranche of $82,500 and issued a Note for $82,500 and issued 500,000 warrants exercisable at $0.05 expiring in March 2018.

Issuances of Class A Common Stock, par value $0.001:

●	Subsequent to December 31, 2016, the Company has received $245,000 in share subscriptions from fourteen unrelated third-party investors to purchase 15,324,326 shares of the Company’s restricted Class A Common Stock at an average price of $0.016 per share. The Company has not issued the shares as of June 14, 2017.

●	Subsequent to December 31, 2016, the Company has received services valued at $90,600 for which it will issue 25,500,000 shares of its restricted Class A Common Stock.

Issuances of Series A Preferred Stock, par value $0.001 and Warrants:

●	During the three months ended March 31, 2017, the Company issued 500,000 shares of its Series A Preferred Stock and warrants to purchase 375,000 shares of the Company Class A Common Stock to two unrelated third party investors for cash consideration totaling $125,000. The warrants to be issued to the investors are exercisable for a period of two years and entitle the holder to purchase shares of our Class A Common Stock at an exercise price of $0.07 per share.

Issuance of Warrant in Connection with Issuance of Promissory Note

As additional consideration for lending the Company $40,000 on March 29, 2017, the Company issued the lender a warrant to purchase 1,000,000 shares of the Company’s Class A Common Stock. The warrant to be issued to the lender is exercisable for a period of one year and entitles the holder to purchase shares of our Class A Common Stock at an exercise price of $0.02 per share. The warrant issued to the lender is not callable by the Company.

General Terms of Warrants

The exercise price of each the Company’s outstanding warrants, unless otherwise noted, is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events. The Company may call and redeem the warrants, at its option commencing six (6) months from the date of issuance, provided the Class A Common Stock trades at a volume weighted average price of $0.10 or greater for ten (10) consecutive trading days as quoted on the OTC Markets (the “Call Condition”). Commencing at any time after the date on which the Call Condition is satisfied, the Company has the right, upon 20 days’ notice to the Holder given not later than fifteen (15) trading days after the date on which the Call Condition is satisfied (the “Redemption Notice”), to redeem the number of Warrant Shares specified in the applicable Call Condition at a price of $.001 per Warrant Share (the “Redemption Price”), on the date set forth in the Redemption Notice, but in no event earlier than 20 days following the date of the receipt by the Holder of the Redemption Notice (the “Redemption Date”). The Holder may exercise the warrant at any time (in whole or in part) prior to the Redemption Date at the Exercise Price. Any portion of the Warrant that is subject to the applicable Call Condition which is not exercised by the Redemption Date shall no longer be exercisable and shall be returned to the Company (and, if not so returned, shall automatically be deemed canceled).

Securities Law Exemption Analysis

The shares of Class A Common Stock, Class B Common Stock, convertible notes and warrants and preferred stock issued by the Company were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 4(a)(2) of the Securities Act of 1933, as amended, (“Securities Act”). In addition, the subscribers of the Company’s shares in the offering of it Class A Common Stock at $0.015 per share and its offering and sale of 500,000 shares of its Series A Preferred Stock and warrants to purchase 375,000 shares of its Class A Common Stock discussed above represented to us that they were accredited investors as that term is defined in Rule 501(a)(3) promulgated under the Securities Act, were experienced in making investments in restricted securities, were able to afford the entire loss of their investment in the Company, had been furnished with or had been given access to all materials relating to the Company’s business, finances and operations of the Company and materials relating to this offering and sale of securities and the opportunity to ask questions of the Company and its management and have received complete and satisfactory answers to any such questions. In addition, these subscribers had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they acknowledged that the securities were offered and sold in reliance on an exemption from the registration requirements of the Securities Act. Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act for these transactions.

The Class A Common Stock issued in connection with the conversion of a convertible note were issued in reliance upon the exemption from securities registration afforded by the provisions of Section 3(a)(9) of the Securities Act.

Crown Bridge Financing

Effective on June 8, 2017, the Company and Crown Bridge Partners, LLC (“Crown Bridge”) completed the sale of a convertible promissory note and warrant as provided for in a: (i) Securities Purchase Agreement (“SPA”), (ii) Convertible Promissory Note (the “Note”), and (iii) the Common Stock Purchase Warrant (the “Crown Bridge Warrant”) all of which were dated May 31, 2017 (collectively, the “Transaction Documents”). Pursuant to the terms of the Transaction Documents, Crown Bridge agreed to purchase a promissory note in the amount of $46,000 for a purchase price of $40,000 and the Crown Bridge Warrant to purchase 920,000 shares of the Company’s Class A Common Stock.

As set forth in the SPA, the Purchase Price for the Note was $40,000, thereby reflecting an original issue discount of $6,000 (i.e., the spread between the face amount of the Note of $46,000 and the purchase price of $40,000). The Note carries a prorated original issue discount of $6,000.00 and bears interest at the rate of 5% per year.

The Note was funded and the transaction closed on June 8, 2017 pursuant to which Crown Bridge paid for the benefit of the Company $40,000. The Note matures on May 31, 2018 (the “Maturity Date”). The material features of the Note, the SPA and Crown Bridge Warrant are set forth below. Unless otherwise defined herein, all capitalized terms are defined in the Note, the SPA and the Crown Bridge Warrant, as applicable.

Interest accrues daily on the outstanding principal amount of the Note at a rate per annum equal to 5% on the basis of a 365-day year. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of the lesser of (i) twelve (12%) per annum or (ii) the maximum amount allowed by law from the due date thereof until the same is paid. The principal amount of the Note and interest are payable on the Maturity Date.

Crown Bridge is entitled to, at any time or from time to time, convert the Note into shares of our common stock, at a conversion price per share equal to sixty percent (60%) of the lowest traded price of the common stock during the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the Note. The conversion price of the Note is subject to adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell convertible promissory notes that are convertible for a consideration per share less than the conversion price then in effect or includes a longer look back period than provided in the Note. If this should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable or in the case of a more favorable look back period, the look back period shall be adjusted to such greater number of days. The Note contains representations, warranties, events of default, beneficial ownership limitations, prepayment options, and other provisions that are customary of similar instruments.

The Note is not convertible to the extent that (a) the number of shares of our common stock beneficially owned by Crown Bridge and (b) the number of shares of our common stock issuable upon the conversion of the Note or otherwise would result in the beneficial ownership by Investor of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by Crown Bridge upon 61 days notice to us.

The Crown Bridge Warrant is exercisable for a period of five years and entitles the holder to purchase shares of the Company’s Class A Common Stock at an exercise price of $0.05 per share. The exercise price of the Crown Bridge Warrant is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events. In addition, the exercise price of provided for in the Crown Bridge Warrant is subject to adjustment if the Company issues or sells shares of its Class A Common Stock for a consideration per share less than the conversion price or exercise price then in effect, or issue options, warrants or other securities convertible or exchange for shares of the Company’s Class A Common Stock at a conversion or exercise price less than the conversion price or exercise price then in effect. If any of these events should occur, the exercise price each will be reduced to the lowest price at which these securities were issued or are exercisable. In addition, the Crown Bridge warrants may become exercisable on a cashless basis if the market price of the Company’s Class A Common Stock exceeds the exercise price then in effect.

Bellridge Capital Financing

Effective on June 20 2017, the Company and Bellridge Capital LP (“Bellridge Capital”) completed the sale of a convertible promissory note and warrant as provided for in a: (i) Securities Purchase Agreement (“Bellridge SPA”), (ii) Convertible Promissory Note (the “Bellridge Note”), and (iii) the Common Stock Purchase Warrant (the “Bellridge Warrant”) (collectively, the “Bellridge Transaction Documents”). Pursuant to the terms of the Bellridge Transaction Documents, Bellridge Capital agreed to purchase a convertible promissory note in the amount of $187,000 for a purchase price of $170,000 and the Bellridge Warrant to purchase 500,000 shares of the Company’s Class A Common Stock.

As set forth in the Bellridge SPA, the Purchase Price for the Bellridge Note was $170,000, thereby reflecting an original issue discount of $17,000 (i.e., the spread between the face amount of the Bellridge Note of $187,000 and the purchase price of $170,000).

The Bellridge Note matures on May 31, 2018 (the “Maturity Date”). The material features of the Bellridge Note, the Bellridge SPA and Bellridge Warrant are set forth below. Unless otherwise defined herein, all capitalized terms are defined in the Bellridge Note, the Bellridge SPA and the Bellridge Warrant, as applicable. Interest accrues daily on the outstanding principal amount of the Bellridge Note at a rate per annum equal to 12% on the basis of a 365-day year. The principal amount of the Bellridge Note and interest are payable on the Maturity Date.

Bellridge Capital is entitled to, at any time or from time to time, convert the Bellridge Note into shares of our common stock, at a conversion price per share equal to the lower of $.03 per share or sixty percent (60%) of the lowest closing price of the Company’s common stock during the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the Bellridge Note. The conversion price of the Bellridge Note is subject to adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell securities convertible into our Class A common stock for a consideration per share less than the conversion price then in effect. If this should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable or in the case of a more favorable look back period, the look back period shall be adjusted to such greater number of days. The Bellridge Note contains representations, warranties, events of default, beneficial ownership limitations, prepayment options at 120% of any amounts due under the Bellridge Note, and other provisions that are customary of similar instruments.

The Bellridge Note is not convertible to the extent that (a) the number of shares of our common stock beneficially owned by Bellridge Capital and (b) the number of shares of our common stock issuable upon the conversion of the Bellridge Note or otherwise would result in the beneficial ownership by Investor of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by Bellridge Capital upon 61 days’ notice to us.

The Bellridge Warrant is exercisable for a period of three years and entitles the holder to purchase shares of the Company’s Class A Common Stock at an exercise price of $0.03 per share. The exercise price of the Bellridge Warrant is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events. In addition, the exercise price of provided for in the Bellridge Warrant is subject to adjustment if the Company issues or sells shares of its Class A Common Stock for a consideration per share less than the conversion price or exercise price then in effect, or issue options, warrants or other securities convertible or exchange for shares of the Company’s Class A Common Stock at a conversion or exercise price less than the conversion price or exercise price then in effect. If any of these events should occur, the exercise price will be reduced to the lowest price at which these securities were issued or are exercisable and the number of exercise shares shall be increased proportionately. In addition, the Bellridge Capital warrants may become exercisable on a cashless basis if the market price of the Company’s Class A Common Stock exceeds the exercise price then in effect.

If at any time the Company grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), t Bellridge Capital has the right to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

Securities Law Exemption Analysis – Crown Bridge and Bellridge Capital

The issuance of the securities to Crown Bridge and Bellridge Capital discussed above were not registered under the Securities Act, but qualified for exemption under Section 4(a)(2) of the Securities Act. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, Crown Bridge and Bellridge had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since it agreed to, and will receive, instruments bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act.

Item 11. Description of Registrants Securities Registered.

At December 31, 2016, the Company’s Amended and Restated Articles of Incorporation authorize 1,510,000,000 shares for issuance, each with a par value of $0.001 per share, as follows: 1,000,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 500,000,000 shares of Preferred Stock. As of December 20, 2016, 851,342,649 shares of our Class A Common Stock and 10,000,000 shares of our Class B Common Stock were issued and outstanding. There are no shares of Preferred Stock outstanding.

Effective March 2, 2017, the Company amended its Amended and Restated Articles of Incorporation as follows.

Article Five was amended to set the aggregate number of shares which the Corporation shall have the authority to issue at 1,500,000,000 shares, of which 1,450,000,000 shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), 10,000,000 shares shall be Class B Common Stock, par value $.001 per share (the “Class B Common Stock”) and 40,000,000 shares shall be Preferred Stock, par value $.001 per share (the “Preferred Stock”) of which, 2,000,000 shares are designated as “Series A Preferred Stock”. The rights, preferences and restrictions for the Series A Preferred Stock are set forth in the new Article Five, Section C which includes the following:

1.	DESIGNATION OF SERIES. (a) There shall be a series of the Preferred Stock of the Corporation which shall be designated as the “Series A Preferred Stock,” $0.001 par value, and the number of shares constituting such series shall be Two million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding.

2.	DIVIDENDS. The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3.	LIQUIDATION PREFERENCE. The holders of Series A Preferred Stock shall not be entitled to any liquidation preference.

4.	VOTING. Except as otherwise expressly set forth herein or as required by law, the holders of the Series A Preferred Stock shall not entitle the holders thereof to vote on any matter submitted for shareholder action, and the consent of the holders thereof shall not be required for the taking of any corporate action.

5.	CONVERSION RIGHTS. The holders of the shares of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock into Class A Common Stock at the rate of ten (10) common shares for each preferred share (10-1 conversion rate) (the “Conversion Right”). The holder of the Series A Preferred Stock shall be entitled to exercise the Conversion Right one year from purchase date of the Series A Preferred Stock.

6.	REDEMPTION RIGHTS; REDEMPTION. To the extent not prohibited by law, all or a portion of the then-outstanding shares of Series A Preferred Stock may be redeemed by the Corporation for a period of one year from the date of issuance at an amount equal to one hundred thirty percent (130%) of the original issue price.

Article Seven was amended by deleting the existing Article Seven and adding a new Article 7 as follows:

Rights of Holders of Common Stock. The following rights, powers, privileges and restrictions, qualifications, and limitations apply to the Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Series A Preferred Stock.

(b) Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) and the holders of the Class B Common Stock are entitled to 200 votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Series A Preferred Stock that may be authorized by the Board) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote. Further, holders of the Common Stock shall have no right to vote on the designations, preferences, limitations and relative or other rights of the Series A Preferred Stock or any series thereof (collectively, the “Preferences”), or on any amendment, alteration or repeal of the Preferences or the Series A Preferred Stock, at any time, whether before or after the issuance thereof.

Convertible Secured Promissory Notes and Warrants

Related Party Convertible Promissory Note

On November 20, 2015, the Company issued a convertible secured promissory note in the amount up to $200,000 of which $193,000 in loan advances have been made by Mr. Young to the Company. Interest on the amount outstanding under the note accrues at an annual rate equal to the lesser of 2.0% or the highest lawful rate, as defined in the note. The outstanding principal amount and all accrued and unpaid interest shall be due and payable on December 31, 2016. Through an amendment to the note, the due date has been extended to April 1, 2017. As of December 31, 2016, the outstanding principal and accrued interest due totals $196,386.

The note may be prepaid in whole or in part without premium or penalty to the extent that the payee has not exercised its conversion rights.

Upon an event of default, the payee may declare all amounts due under the note due and payable without the need to give notice or demand. Events of default under the note include the failure to pay any amount due under the note and a failure to remedy the nonpayment within five calendar days and the bankruptcy, liquidation, reorganization, dissolution, winding up or other similar event of the Company. From and after the occurrence of an event of default, amounts due under the note shall bear interest at a rate per annum equal to the lesser of 18% or the highest lawful rate, payable on demand.

The holder of the note has the option at any time and from time to time to convert all or a portion of the outstanding principal amount and accrued interest under the note into shares of the Company’s Class A Common Stock at a conversion price of $0.003, subject to adjustment in the event of any stock dividend, stock split, combination and reclassification of our Class A Common Stock.

The note may be transferred upon prior written notice to the Company to ensure compliance with applicable federal and state securities laws.

Related Party Warrants

As of December 31, 2016, warrants to purchase 32,166,667 shares of Class A Common Stock was issued and outstanding. The warrants were issued in connection with the related party convertible promissory notes and are exercisable in whole or in part at any time and from time to time until the last calendar day of the month in which the fifth anniversary of the issuance date occurs.

The exercise price of the warrants is $0.03. If the market price of one share of Class A Common Stock is greater than the exercise price, the holder of the warrant may elect a cashless exercise pursuant to the terms set forth in the warrant.

The exercise price and the number of shares of Class A Common Stock purchasable upon the exercise of the warrant are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Stock, as well as the issuance of options or other rights to purchase Class A Common Stock at a price less than the exercise price of the warrant.

Subject to applicable laws, the warrant may be transferred at the option of the holder in compliance with applicable federal and state securities laws.

September 6, 2016 Convertible Promissory Note

On September 6, 2016, the Company issued a Convertible Promissory Note totaling $300,000 to a third-party (the “September 2016 Convertible Promissory Note”). The September 2016 Convertible Promissory Note matures on September 5, 2018, and accrues interest at a rate of 10% per annum. As of December 31, 2016, the outstanding principal and accrued interest balance was $300,000 and $9,945, respectively.

The Holder of the Convertible Promissory Note has the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The Convertible Promissory Note can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The September 2016 Convertible Promissory Note is convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as seventy percent (70%) of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event shall the Conversion price be less than $0.02.

In connection with the September 2016 Convertible Promissory Note, the Holder was issued 6,000,000 warrants to purchase shares of Class A Common Stock exercisable at $0.05 expiring in September 2019.

September 6, 2016 Convertible Promissory Notes

On November 25, 2016, the Company issued two Convertible Promissory Notes totaling $200,000 to third-parties (the “November 2016 Convertible Promissory Notes”). The November 2016 Convertible Promissory Notes mature on November 24, 2017, and accrues interest at a rate of 10% per annum. As of December 31, 2016, the outstanding principal and accrued interest balance was $200,000 and $2,027, respectively.

The Holder of the Convertible Promissory Note has the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The Convertible Promissory Note can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The November 2016 Convertible Promissory Notes are convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as seventy percent (70%) of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event, shall the Conversion price be less than $0.02.

In connection with the November 2016 Convertible Promissory Notes, the Holders were issued 4,000,000 warrants to purchase shares of Class A Common Stock exercisable at $0.05 expiring in November 2019.

March 2017 Securities Purchase Agreement

On March 17, 2017, the Company entered into a Securities Purchase Agreement with a third party totaling $165,000 payable in two tranches (“Tranches”) each consisting of Convertible Promissory Notes (“Notes”) and Warrants. The Notes are convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as the lower of $0.03 or sixty percent (60%) of the lowest closing price over the prior ten (10) day trading period from the date of notice of conversion, but in no event, shall the Conversion price be less than $0.01.

On March 17, 2017, the Company received the 2nd Tranche of $82,500 and issued a Note for $82,500 and issued warrants to purchase 500,000 shares of its Class A Common Stock at an exercise price of at $0.03 per share expiring in March 2018.

On April 25, 2017, the Company received the 1st Tranche of $82,500 and issued a Note for $82,500 and issued warrants to purchase 500,000 shares of its Class A Common Stock at an exercise price of $0.05 per share expiring in April 2018.

Bellridge Capital Financing

Effective on June 20 2017, the Company and Bellridge Capital completed the sale of the Bellridge Note and the Bellridge Warrant. Bellridge Capital is entitled to, at any time or from time to time, convert the Bellridge Note into shares of our common stock, at a conversion price per share equal to the lower of $.03 per share or sixty percent (60%) of the lowest closing price of the Company’s common stock during the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the Bellridge Note. The conversion price of the Bellridge Note is subject to adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell securities convertible into our Class A common stock for a consideration per share less than the conversion price then in effect. If this should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable or in the case of a more favorable look back period, the look back period shall be adjusted to such greater number of days. The Bellridge Note contains representations, warranties, events of default, beneficial ownership limitations, prepayment options at 120% of any amounts due under the Bellridge Note, and other provisions that are customary of similar instruments.

The Bellridge Warrant is exercisable for a period of three years and entitles the holder to purchase shares of the Company’s Class A Common Stock at an exercise price of $0.03 per share subject to adjustment as provided for in the Bellridge Warrant.

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Amended and Restated Articles of Incorporation

Provisions of the Nevada Revised Statutes (“NRS”) and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock

Our Amended and Restated Articles of Incorporation provide for the authority to issue up to 40,000,000 shares of “blank check” Preferred Stock, of which 2,000,000 have been designated as Series A Preferred Stock as described above. The balance of the Preferred Stock, which if issued, could make it more difficult and could discourage a third party from acquiring us.

Prohibition on Cumulative Voting

Our Amended and Restated Articles of Incorporation prohibit cumulative voting in the election of directors.

Removal of Directors

Our Amended and Restated Bylaws provide that a director may only be removed from office for cause by a vote of the majority of shares entitled to vote at a meeting of the shareholders held for the purpose of removing a director.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. The existence of authorized but unissued shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Interested Stockholder Statute

We are subject to Nevada’s Combination with Interested Stockholders Statute (NRS Law Sections

78.411 and 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the Company, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the Company’s capital stock entitled to vote.

Limitations on Liability and Indemnification of Officers and Directors

NRS limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Articles of Incorporation include provisions that require the Company to indemnify, to the fullest extent allowable under the NRS, our directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Amended and Restated Articles of Incorporation also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the NRS. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions under the NRS and in our Amended and Restated Articles of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws.

Transfer Agent and Registrar

The registrar and transfer agent for our Common Stock is Securities Transfer Agent Corp located at 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, (466) 633-0101.

Item 12. Indemnification of Directors and Officers.

Subsection 1 of Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she (i) is not liable pursuant to Section 78.138 of the NRS or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 78.138 of the NRS provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) his or her act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Subsection 2 of Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner which he or she reasonably believes to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent that a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2), or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense. Subsection 3 of Section 78.751 of the NRS provides that the indemnification provided for by Section 78.7502 does not exclude any other rights to which the indemnified party may be entitled (except that indemnification will generally not be available to a director or officer if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action) and that the indemnification shall continue for directors, officers, employees or agents who have ceased to hold such positions, and inures to the benefit of their heirs, executors and administrators.

Section 78.752 of the NRS empowers the corporation to purchase and maintain insurance or make other financial arrangements on behalf of a person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, for any liability asserted against him or her and expenses incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation has the power to indemnify him or her against such liabilities or expenses. We maintain a customary directors’ and officers’ liability insurance policy.

Our Amended and Restated Articles of Incorporation provide that the Company shall, to the fullest extent permitted by law, indemnify any person who was, is, or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding and any investigation that could lead to such action, suit or proceeding, because such person is or was a director or officer of the Company, or, while a director or officer, is or was serving at the request of the Company as a director, officer, partner or other agent of another corporation or other entity, against any judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such action, suit or proceeding. In addition, the Company is authorized to advance such reasonable expenses to such person for such actions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.

The unaudited consolidated financial statements of the Company for the quarter ended March 31, 2017 and 2016 are included in pages F-1 through F-10 and the audited consolidated financial statements of the Company for the fiscal years ended December 31, 2016 and 2015 are included in pages F-11 through F-25 of this registration statement on Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15. Financial Statements and Exhibits.

(a)	(a) The following financial statements are filed as part of this registration statement on Form 10 and incorporated herein by reference:

(b)	Exhibits:

Exhibit No.	Description

2.1	Agreement and Plan of Merger among The Chron Organization, Inc. and Chron Energy, Inc. dated as of April 1, 2016 (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

3.1	Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State on February 11, 2016 (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

3.2	Certificate of Amendment to Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State on March 2, 2017 (incorporated by reference to Exhibit 2.2 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

3.3	Amended and Restated Bylaws effective as of February 1, 2016 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

4.1	10% Original Issue Discount Convertible Debenture dated March 17, 2017 issued by The Chron Organization, Inc. to Bellridge Capital LLC (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

4.2	Common Stock Purchase Warrant dated March 17, 2017 issued by The Chron Organization, Inc. to Bellridge Capital LLC (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

4.3	Convertible Promissory Note in the principal amount of $46,000 issued by The Chron Organization, Inc. to Crown Bridge Partners, LLC on May 31, 2017 (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on June 16, 2017).

4.4	Common Stock Purchase Warrant dated May 31, 2017 issued by The Chron Organization, Inc. to Crown Bridge Partners, LLC (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on June 16, 2017).

4.5	Convertible Promissory Note in the principal amount of $187,000 issued by The Chron Organization, Inc. to Bellridge Capital LP on June 20, 2017

4.6	Common Stock Purchase Warrant dated June 20, 2017 issued by The Chron Organization, Inc. to Bellridge Capital, LP.

10.1	Form of Securities Purchase Agreement for Convertible Note and Warrants (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

10.2	Equity Interest Purchase Agreement among Zen Energy, Inc., Luccirelli & Gomez, LLC, TCN Holdings, LLC, Genaro Gomez Castanares and Donnie Goodwin dated as of January 20, 2017 (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

10.3	Securities Purchase Agreement among The Chron Organization, Inc. and certain investors dated March 17, 2017 (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

10.4	Securities Purchase Agreement among The Chron Organization, Inc. and Crown Bridge Partners, LLC dated as of May 31, 2017 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on June 16, 2017).

10.5	Securities Purchase Agreement between The Chron Organization, Inc. and Bellridge Capital L.P. dated as of June 20, 2017.

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form 10 (SEC File No. 000-55771) filed with the SEC on May 21, 2017).

* Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE CHRON ORGANIZATION, INC.

By:	/s/ Alex Rodriguez
Alex Rodriguez, President, CEO and Director

Date: July 7 , 2017

By:	/s/ Byron T. Young
Byron T. Young, Chairman of the Board, Treasurer

Date: July 7 , 2017

THE CHRON ORGANIZATION, INC.

CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016

THE CHRON ORGANIZATION, INC.

CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

For the three months ended March 31, 2017 and 2016

THE CHRON ORGANIZATION, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and cash equivalents	$11,060	$51,710
Other assets	12,000	12,000
Prepaid expenses	14,647	28,750
Total current assets	37,707	92,460

Fixed assets - Software, net of amortization	83,474	66,710
Total assets	$121,181	$159,170

LIABILITIES & SHAREHOLDERS’ DEFICIT
Liabilities
Current Liabilities
Accounts payable and accrued expenses	$422,418	$358,594
Subscription liabilities	230,000	75,000
Notes Payable	269,580	188,342
Total current liabilities	921,998	621,936

Long-term notes payable	267,105	233,836
Total Liabilities	1,189,103	855,772

Mezzanine equity	543,379	494,123

Shareholders’ deficit
Class A Common stock par value $.001, 1,450,000,000 shares authorized, 853,262,525 issued and outstanding	853,262	853,262
Class B Common stock par value $.001, 10,000,000 shares authorized, 10,000,000 issued and outstanding	10,000	10,000
Preferred stock series A par value $.001, 2,000,000 shares authorized, 500,000 and 0, respectively issued and outstanding	500	-
Preferred stock par value $.001, 38,000.000 shares authorized, none issued	-	-
Additional paid-in capital	399,504	274,903
Accumulated deficit	(2,874,567)	(2,328,890)
Total shareholders’ deficit	(1,611,301)	(1,190,725)
TOTAL LIABILITIES & SHAREHOLDERS’ DEFICIT	$121,181	$159,170

The accompanying notes are an integral part of these consolidated financial statements.

F-1

THE CHRON ORGANIZATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
Continuing Operations
Revenue	$4,832	$-
Cost of goods sold	7,491	-
Gross profit (loss)	(2,659)	-

Operating expenses
Selling, general and administrative expenses	478,968	137,916
Total Operating Expense	478,968	137,916
Operating loss	(481,627)	(137,916)

Other expense
Amortization expense	(942)
Interest expense	(63,108)	(31,869)
Loss from continuing operations	(545,677)	(169,785)

Loss from Discontinued Operations	-	-
Net loss	$(545,677)	$(169,785)

Basic and diluted net loss per common share	$(0.00)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

F-2

THE CHRON ORGANIZATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2017	2016
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net Loss	$(545,677)	$(169,785)
Adjustments to reconcile net loss to net
Cash used in operating activities
Amortization of debt discount	41,364
Amortization of software	942	28,503
Changes in operating assets and liabilities
Prepaid expenses	14,103
Accounts payable and other current liabilities	9,420	57,635
Accrued interest	13,655	3,366
Accrued payroll	40,749
Decrease in other liabilities		(10,000)
Compensation paid in stock	-
Net cash used in provided in operating activities	(425,444)	(90,281)

INVESTING ACTIVITIES
Software	(17,706)	-
Net cash used in investing activities	(17,706)	-

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock and warrants	125,000
Proceeds from issuance of common stock	-	150,000
Proceeds from issuance of stock subscriptions	135,000
Proceeds from issuance of stock in subsidiary	20,000
Proceeds from notes payable	40,000
Proceeds from convertible promissory notes	82,500
Proceeds from related party convertible promissory notes and warrants	-	62,000
Net cash provided by financing activities	402,500	212,000

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	$51,710	$-
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$11,060	$121,719

Supplemental disclosure of non-cash transactions
Conversion of notes payable to common stock	$-	$-

Cash paid for interest expense	$588	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-3

THE CHRON ORGANIZATION, INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

THREE MONTHS ENDED MARCH 31, 2017

1. Organization – Nature of Operations

The Chron Organization, Inc. (the “Company” or “CHRO”) was incorporated under the laws of the State of Nevada on July 28, 1999. On March 24, 2016 FINRA (Financial Industry Regulatory Authority, Inc.) approved the name and CUSIP change from USA Restaurant Funding, Inc. to The Chron Organization, Inc. (OTC PINK: CHRO). The Company amended its Articles of Incorporation to change its name to “The Chron Organization, Inc.”, to reflect the change in direction of the Company’s business to smart home technologies and the next generation in energy utility services.

While the FINRA-registered name prior to March 24, 2016 and other registrations may imply and continue to imply an association with the restaurant industry, the Company has no plans or intentions to develop any business within that industry. Further, the entirety of the management team formally associated with the restaurant industry have resigned and new management has been brought in to transition the Company into a different industry entirely.

During the twelve months ended December 31, 2016 the Company formed a wholly owned subsidiary, Zen Technologies, Inc. The Company intends to provide home automation and energy conservation services to home owners through Zen Technologies, Inc. The services will include but are not limited to security, monitoring, and automation control that will enable the customer base to run a safe and efficient home. In addition to these services the Company will also provide electricity needs to its customer base through its retail electricity provider subsidiary.

During the three months ended March 31, 2017, the Company formed a wholly owned subsidiary, Zen Energy, Inc. The Company intends to provide and sell retain and commercial electricity to consumers.

2. Summary of Significant Accounting Policies

Principals of Consolidation – The accompanying consolidated financial statements include the accounts of The Chron Organization, Inc. and its wholly owned subsidiary Zen Technologies, Inc. All significant intercompany transactions and balances have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Key estimates in the accompanying financial statements include, among others, revenue recognition, allowances for doubtful accounts, valuation of long-lived assets, and deferred income tax asset valuation allowances.

The financial statements are presented on the basis of the Company’s ability to continue as a going concern. See further information in Note 3. Going Concern.

Cash and Cash Equivalents – The Company considers all highly-liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

Prepaid Expenses – As of March 31, 2017 and December 31, 2016 prepaid expenses totaled $14,647 and $28,750, respectively. The balance of prepaid expenses consists of business insurance and rent related expenses.

Fair Value of Financial Instruments - The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this information in the notes to consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of accounts receivable, prepaid and other current assets, and accounts payable and accrued expenses approximate the carrying amounts due to the relatively short maturity of these instruments. As stated above, the Company has discontinued its restaurant activities and as such has determined that the restaurant related assets have no future value and therefore have been written off at December 31, 2015. The carrying value of short- and long-term debt also approximates fair value since these instruments bear market rates of interest. None of these instruments are held for trading purposes.

Basic and Diluted Net Loss per Common Stock – Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. The dilutive shares outstanding at March 31, 2017 and December 31, 2016 are as follows:

	March 31, 2017	December 31, 2016

Related party convertible promissory notes	64,333,333	64,333,333
Related Party Warrants	32,166,667	32,166,667
Convertible promissory notes	52,500,000	25,000,000
Warrants	11,875,000	10,000,000
Diluted shares outstanding	160,875,000	131,500,000

F-4

Income Taxes – The Company estimates its current tax position together with its future tax consequences attributable to temporary differences resulting from differing treatment of items, such as depreciation and other reserves for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Management must then assess the likelihood that its deferred tax assets will be recovered from future taxable income, prior year carryback, or future reversals of existing taxable temporary differences. To the extent management believes that recovery is unlikely, management establishes a valuation allowance against these deferred tax assets. Significant judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities, and any valuation allowance recorded against its deferred tax assets. At March 31, 2017 and December 31, 2016, the Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty these assets will be used in the future.

Revenue Recognition - The Company recognizes sales, which include shipping fees where applicable, net of estimated returns, at the time the customer takes possession of merchandise or receives services. When the Company collects payments from customers prior to the transfer of ownership of merchandise or the performance of services, the amounts received are generally recorded as deferred sales. They are included in other current liabilities on the consolidated balance sheets, until the sale or service is completed. The Company reserves for estimated sales returns based on historical trends in merchandise returns, net of the estimated net realizable value of merchandise inventories to be returned and any estimated disposition costs. Amounts collected from members, which under common trade practices are referred to as sales taxes, are recorded on a net basis.

Software Development Costs – The Company capitalizes certain expenditures to the development of its software application. Capitalization begins when technological feasibility is established. Capitalized costs are amortized using the straight-line method over the estimated useful life of the developed product.

Beneficial Conversion Feature - The Company accounts for convertible notes payable in accordance with the guidelines established by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, Debt with Conversion and Other Options, Emerging Issues Task Force (“EITF”) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No 98-5 To Certain Convertible Instruments. The Beneficial Conversion Feature (“BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible note when issued and records the estimated fair value of any warrants issued with those convertible notes. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

The BCF of a convertible note is measured by allocating a portion of the note’s proceeds to the warrants, if applicable, and as a discount on the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to mezzanine equity. The value of the proceeds received from a convertible note is then allocated between the conversion features and warrants and the debt on an allocated fair value basis. The allocated fair value is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

Classification - The Company had classified the beneficial conversion feature of the convertible note mezzanine equity on the consolidated balance sheets as the stock was contingently redeemable. Upon the occurrence of certain change in control events that are outside the Company’s control, including liquidation, sale or transfer of the Company, holders of the convertible preferred stock could cause redemption for cash. Pursuant to ASC 480-10-S99-3A, the SEC finds that a BCF should be separated from a convertible instrument and recorded in additional paid-in capital. However, Company’s filing with the SEC should present BCF as mezzanine equity in order to distinguish them from permanent equity. The balance sheet reflects the redeemable equity instruments as mezzanine equity separate from permanent equity.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). This update is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements and to provide related footnote disclosures in certain circumstances. This guidance is effective for fiscal years ending after December 15, 2016 and for interim periods thereafter. The Company adopted ASU 2014-15 as of the required effective date of December 31, 2016. The Company performed a working capital analysis as of December 31, 2016 to determine whether or not this disclosure was appropriate and included the additional disclosure in Note 3 – Going Concern.

When evaluating the Company’s ability to meet its obligations, Management considered the current financial condition, including liquidity sources at the date that the financial statements were issued, the Company’s conditional and unconditional obligations due or anticipated within one year after the date that the financial statements were issued, funds necessary to maintain the Company’s operations considering its current financial condition, and other conditions and events, when considered in conjunction with the items pervious mentioned, that may adversely affect its ability to meet its obligations. The Company has concluded that there is substantial doubt about its ability to continue as a going concern for the periods ended March 31, 2017 and the year ended December 31, 2016 as discussed in Note 3 – Going Concern.

3. Going Concern

Based on an analysis by the Company under ASU 2014-15, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year of the date of these financial statements. Consequently, the Company’s financial statements for the three months ended March 31, 2017 and 2016 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported a net loss of $545,677 and $169,785 for the three months ended March 31, 2017and 2016, respectively, and an accumulated deficit of $2,874,567 at March 31, 2017, and $2,328,890 at December 31, 2016. At March 31, 2017, and December 31, 2016, the Company had a working capital deficit of $884,291 and $529,476, respectively, and negative cash flow from continuing operating activity of $425,444 and $90,281 for the three months ended March 31, 2017 and 2016, respectively.

F-5

The Company’s ability to continue as a going concern is dependent on the success of management’s plan to raise additional working capital discussed below. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the 2017 fiscal year, the Company intends to continue its efforts to raise funds to support its efforts through the sale of its equity and/or debt securities. During the three months ended March 31, 2017, the Company has raised $402,500 from sales of its common stock, preferred stock, and notes payable. Subsequent to March 31, 2017 the Company has raised approximately $163,000 from sales of its common stock, and $214,000 in notes payable. Additionally, the Company intends to sell additional securities during the third quarter of 2017, which is expected to provide the Company with sufficient working capital to meet its needs for the balance of 2017.

4. Notes Payable

On March 29, 2017, the Company entered into a promissory note agreement (the “March 2017 Promissory Note”) with a third-party in the amount of $40,000. The promissory note carries an interest rate of 10% per annum and has a maturity date of May 15, 2017. As additional consideration for entering into the Note, the Company issue to the third-party note holder a warrant for the purchase of 1,000,000 shares of common stock in the Company, exercisable at two cents ($0.02) per share for a period of one year from the date of issue (the “Warrant”).

The Company determined the fair value of the warrant which resulted in a debt discount of $5,576 which was recorded as a reduction in carrying value of the March 2017 Promissory Note.

5. Related Party Convertible Promissory Note

As of March 31, 2017 and December 31, 2016, the Company had an outstanding related party convertible promissory note of $193,000, with a maximum availability of $200,000 (the “Related Party Convertible Promissory Notes”). See Note 8. Related Party Transactions.

On November 20, 2015, the Company issued a Convertible Promissory Note to a related party (the “Related Party Convertible Promissory Note”). The Related Party Convertible Promissory Note accrues interest at a rate of 2% per annum. The principal balance and accrued interest under the Related Party Convertible Promissory Note at March 31, 2017 and December 31, 2016 was $193,000, and was $4,895 and $3,358, respectively, and is due on September 30, 2018.

The Holder of the Related Party Convertible Promissory Note has the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The Related Party Convertible Promissory Note can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The November 2015 Related Party Convertible Promissory Note is convertible at a $0.003 per share conversion price.

The Related Party Convertible Promissory Note contained a beneficial conversion feature which resulted in a debt discount of $155,650 which was recorded as a reduction in carrying value of the Related Party Convertible Promissory Note and offset in mezzanine equity. During the three months ended March 31, 2017 and the twelve months ended December 31, 2016 a charge to debt discount in the amount of $1,986 and $143,011, respectively and was expensed as interest expense. At March 31, 2017 and December 31, 2016, the debt discount was $0 and $1,986, respectively.

In connection with the Related Party Convertible Promissory Note, the Holder was issued a total of 32,166,667 warrants exercisable at $0.05 expiring in November 2020 (the “Warrants”). The Company determined the fair value of the warrants which resulted in a debt discount of $37,366 which was recorded as a reduction in carrying value of the Related Party Convertible Promissory Note and offset in mezzanine equity. During the three months ended March 31, 2017 and twelve months ended December 31, 2016 a charge to debt discount in the amount of $2,672 and 34,695 and was expensed through interest expense, respectively. The balance at March 31, 2017 and December 31, 2016 was $0 and $2,672, respectively.

Related Party Convertible Promissory Note Summary

The fair value of the embedded beneficial conversion features and the fair value of the warrants underlying the Related Party Convertible Promissory Notes were calculated pursuant to the Black-Scholes Model. The following table summarizes the carrying value of the Convertible Promissory Notes as of March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016

Related Party 2015 Convertible Promissory Note	$193,000	$193,000
Less: debt discount	-	(1,986)
Warrants	-	(2,672)
Total net carrying value	$193,000	$188,342

F-6

6. Convertible Promissory Notes

On September 6, 2016, the Company issued a Convertible Promissory Note totaling $300,000 to a third-party (the “September 2016 Convertible Promissory Note”). The September 2016 Convertible Promissory Note matures on September 5, 2018, and accrues interest at a rate of 10% per annum. As of March 31, 2017 and December 31, 2016, the outstanding principal was $300,000. The accrued interest balance at March 31, 2017 and December 31, 2016 was $22,192 and $14,795, respectively.

The Holder of the Convertible Promissory Note has the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The Convertible Promissory Note can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The September 2016 Convertible Promissory Note is convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as seventy percent (70%) of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event shall the Conversion price be less than $0.02.

The September 2016 Convertible Promissory Note contained a beneficial conversion feature which resulted in a debt discount of $158,688 which was recorded as a reduction in carrying value of the September 2016 Convertible Promissory Note and offset in mezzanine equity. A charge to debt discount in the amount of $16,633 and $25,621 was expensed through interest expense during the three months ended March 31, 2017 and twelve months ended December 31, 2016, respectively. At March 31, 2017 and December 31, 2016, the debt discount was $116,433 and $133,067, respectively.

In connection with the September 2016 Convertible Promissory Note, the Holder was issued 6,000,000 warrants exercisable at $0.05 expiring in September 2018 (the “Warrants”). The Company determined the fair value of the warrants which resulted in a debt discount of $30,117, recorded as a reduction to the carrying value of the September 2016 Convertible Promissory Note and offset in mezzanine equity. The balance of the fair value of the warrants at March 31, 2017 and December 31, 2016 was $22,098 and $25,254, respectively.

On November 25, 2016, the Company issued two Convertible Promissory Notes totaling $200,000 to third-parties (the “November 2016 Convertible Promissory Notes”). The November 2016 Convertible Promissory Notes mature on November 24, 2017, and accrues interest at a rate of 10% per annum. As of March 31, 2017 and December 31, 2016, the outstanding principal was $200,000. The accrued interest balance at March 31, 2017 and December 31, 2016 was and $6,575 and $1,644, respectively.

The Holder of the November 2016 Convertible Promissory Notes have the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The November 2016 Convertible Promissory Notes can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The November 2016 Convertible Promissory Notes are convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as seventy percent (70%) of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event shall the Conversion price be less than $0.02.

The November 2016 Convertible Promissory Notes contained a beneficial conversion feature which resulted in a debt discount of $99,123 which was recorded as a reduction in carrying value of the November 2016 Convertible Promissory Notes and offset in additional mezzanine equity. During the three months ended March 31, 2017 and twelve months ended December 31, 2016 a charge to debt discount in the amount of $11,874 and $4,130 was expensed through interest expense, respectively. At March 31, 2017 and December 31, 2016, the debt discount was $83,119 and $94,993, respectively.

In connection with the November 2016 Convertible Promissory Notes, the Holders were issued 4,000,000 warrants exercisable at $0.05 expiring in November 2019 (the “Warrants”). The Company determined the fair value of the warrants which resulted in a debt discount of $13,409, recorded as a reduction to the carrying value of the November 2016 Convertible Promissory Note and offset in mezzanine equity. The balance of the fair value of the warrants at March 31, 2017 and December 31, 2016 was $11,244 and $12,850, respectively.

On March 17, 2017, the Company entered into a Securities Purchase Agreement (“SPA”) with a third party totaling $165,000 payable in two tranches (“Tranches”) each consisting of Convertible Promissory Notes (“Notes”) and Warrants. The Notes are convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as the lower of $0.03 or sixty percent (60%) of the lowest closing price over the prior ten (10) day trading period from the date of notice of conversion, but in no event, shall the Conversion price be less than $0.01. As of March 31, 2017, the outstanding principal was $82,500. The accrued interest balance at March 31, 2017 was $353. In addition, the Company recorded an original issue discount in the amount of $7,500 as interest expense.

F-7

The Holder of the March 2017 Convertible Promissory Notes has the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The March 2017 Convertible Promissory Note can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion.

The March 2017 Convertible Promissory Note contained a beneficial conversion feature which resulted in a debt discount of $38,308 which was recorded as a reduction in carrying value of the March 2017 Convertible Promissory Notes and offset in additional paid in capital. During the three months ended March 31, 2017 a charge to debt discount in the amount of $798 through interest expense. At March 31, 2017, the debt discount was $37,510.

In connection with the March 2017 Convertible Promissory Note, the Holder was issued warrants to purchase an aggregate of 500,000 shares of the Company’s Class A Common Stock at an exercise price of $0.03 per share expiring in March 2018 (the “Warrants”). The Company determined the fair value of the warrants which resulted in a debt discount of $2,951 recorded as a reduction to the carrying value of the March 2017 Convertible Promissory Note and offset in additional paid in capital. The balance of the fair value of the warrants at March 31, 2017 was $2,705.

Convertible Promissory Note Summary

The fair value of the embedded beneficial conversion features and the fair value of the warrants underlying the Convertible Promissory Notes were calculated pursuant to the Black-Scholes Model. The following table summarizes the carrying value of the Convertible Promissory Note as of March 31, 2017 and December 31, 2016:

	March 31, 2017	December 31, 2016

Convertible Promissory Note	$582,500	$500,000
Less: debt discount	(234,668)	(228,059)
Warrants	(36,047)	(38,105)
Total net carrying value	$311,786	$233,836

7. Income Taxes

No provision for federal income taxes has been recognized for the three months ended March 31, 2017 and twelve months ended December 31, 2016, as the Company has a net operating loss carry forward for income tax purposes available in each period. Additionally, it is uncertain if the Company will have taxable income in the future so a valuation allowance has been established for the full value of net tax assets. The deferred tax asset consists of net operating loss carry forwards and the Company has no deferred tax liabilities.

At March 31, 2017 and December 31, 2016, the Company has net operating loss carry forwards of $977,353 and $713,387, respectively for federal income tax purposes. This net operating loss carry forwards may be carried forward in varying amounts until 2036 and may be limited in their use due to significant changes in the Company’s ownership.

	March 31, 2017	December 31, 2016

Net operating loss carryforwards	$977,353	$713,387
Less: valuation allowance	(977,353)	(713,387)
Net deferred tax asset	$-	$-

The Company has valued its net deferred tax asset at zero with a valuation allowance due to the substantial doubt taxable income will be generated in the future to utilize the deferred tax asset.

8. Related Party Transactions

During the twelve months ended December 31, 2016, the Company issued the Chairman of the Board a convertible promissory note, (the “Related Party Convertible Promissory Note”) in an amount up to $200,000 along with 32,166,667 warrants. The note accrues interest at 2% per annum. The issuance of the financial instruments was made in the ordinary course of business, and were given fair market treatment. The Related Party Convertible Promissory Note matures on September 30, 2017. See Note 5. Related Party Convertible Promissory Note.

F-8

Additionally, the Company merged with a company controlled by related parties. See following Note 9. Merger.

9. Merger

On July 1, 2016, the Company exchanged 165,000,000 shares of the Company’s unregistered shares of common stock for 100% of the outstanding common stock of Chron Energy, Inc. (“CEI”), a Nevada corporation to related parties (consisting of the company’s Chief Compliance Officer and an LLC managed by the Company’s President). CEI possessed intellectual property and strategic relationships (the “Assets”) that are integral to the Company’s entrance into the home automation and retail electric provider markets. Generally, the total acquisition consideration price would be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed would then be recognized as goodwill. At the date of merger, CEI had no liabilities and the Assets had no carrying value on the books. Since the acquisition was with related parties, no increase in the carrying value of the Assets or goodwill can be realized on the books of the Company.

There was no change of control of the Company as a result of the Merger. See above Note 8. Related Party Transitions.

10. Shareholder Deficit

March 2, 2017, the Company amended Articles Five and Seven of the corporation’s Amended and Restated Articles of Incorporation.

Article Five was amended to set the aggregate number of shares which the Corporation shall have the authority to issue at 1,500,000,000 shares, of which 1,450,000,000 shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), 10,000,000 shares shall be Class B Common Stock, par value $.001 per share (the “Class B Common Stock”) and 40,000,000 shares shall be Preferred Stock, par value $.001 per share (the “Preferred Stock”) of which, 2,000,000 shares are designated as “Series A Preferred Stock”. The rights, preferences and restrictions for the Series A Preferred Stock are set forth in the new Article Five, Section C which includes the following:

1.	DESIGNATION OF SERIES. (a) There shall be a series of the Preferred Stock of the Corporation which shall be designated as the “Series A Preferred Stock,” $0.001 par value, and the number of shares constituting such series shall be Two million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding. The Series A Preferred Stock shall have the rights, preferences, restrictions and other terms relating to such series of preferred stock as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock attached hereto as Exhibit A and incorporated herein by reference.

2.	DIVIDENDS. The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3.	LIQUIDATION PREFERENCE. The holders of Series A Preferred Stock shall not be entitled to any liquidation preference.

4.	VOTING. Except as otherwise expressly set forth herein or as required by law, the holders of the Series A Preferred Stock shall not entitle the holders thereof to vote on any matter submitted for shareholder action, and the consent of the holders thereof shall not be required for the taking of any corporate action.

5.	CONVERSION RIGHTS. The holders of the shares of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock into Class A Common Stock at the rate of ten (10) common shares for each preferred share (10-1 conversion rate) (the “Conversion Right”). The holder of the Series A Preferred Stock shall be entitled to exercise the Conversion Right one year from purchase date of the Series A Preferred Stock.

6.	REDEMPTION RIGHTS; REDEMPTION. To the extent not prohibited by law, all or a portion of the then-outstanding shares of Series A Preferred Stock may be redeemed by the Corporation for a period of one year from the date of issuance at an amount equal to one hundred thirty percent (130%) of the original issue price.

Article Seven was amended by deleting the existing Article Seven and adding a new Article 7 as follows:

Rights of Holders of Common Stock. The following rights, powers, privileges and restrictions, qualifications, and limitations apply to the Common Stock.

F-9

(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Series A Preferred Stock.

(b) Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) and the holders of the Class B Common Stock are entitled to 200 votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Series A Preferred Stock that may be authorized by the Board) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote. Further, holders of the Common Stock shall have no right to vote on the designations, preferences, limitations and relative or other rights of the Series A Preferred Stock or any series thereof (collectively, the “Preferences”), or on any amendment, alteration or repeal of the Preferences or the Series A Preferred Stock, at any time, whether before or after the issuance thereof.

Issuances of Class A Common Stock, par value $0.001:

During the three months ended March 31, 2017, the Company has received $135,000 in share subscriptions from third-parties to purchase 7,990,991 shares of the Company’s Class A Common Stock. The company has not issued the shares as of March 31, 2017.

During the three months ended March 31, 2017, the Company has received services valued at $90,600 for which it will issue 25,500,000 shares of its restricted Class A Common Stock.

Issuances of Series A Preferred Stock, par value $0.001 and Warrants:

During the three months ended March 31, 2017, the Company issued 500,000 shares of its Series A Preferred Stock and warrants to purchase 375,000 shares of its Class A Common Stock to two unrelated third party investors for cash considerations totaling $125,000. The warrants to be issued to the investors are exercisable for a period of two years and entitle the holder to purchase shares of our Class A Common Stock at an exercise price of $0.07 per share.

Issuance of Warrant in Connection with Issuance of Promissory Note

As additional consideration for lending the Company $40,000 on March 29, 2017, the Company issued the lender a warrant to purchase 1,000,000 shares of the Company’s Class A Common Stock. The warrant to be issued to the lender is exercisable for a period of one year and entitles the holder to purchase shares of our Class A Common Stock at an exercise price of $0.02 per share. The warrant issued to the lender is not callable by the Company.

F-10

General Terms of Warrants

The exercise price of each the Company’s outstanding warrants, unless otherwise noted, is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events. The Company may call and redeem the warrants, at its option commencing six (6) months from the date of issuance, provided the Class A Common Stock trades at a volume weighted average price of $0.10 or greater for ten (10) consecutive trading days as quoted on the OTC Markets (the “Call Condition”). Commencing at any time after the date on which the Call Condition is satisfied, the Company has the right, upon 20 days’ notice to the Holder given not later than fifteen (15) trading days after the date on which the Call Condition is satisfied (the “Redemption Notice”), to redeem the number of Warrant Shares specified in the applicable Call Condition at a price of $.001 per Warrant Share (the “Redemption Price”), on the date set forth in the Redemption Notice, but in no event earlier than 20 days following the date of the receipt by the Holder of the Redemption Notice (the “Redemption Date”). The Holder may exercise the warrant at any time (in whole or in part) prior to the Redemption Date at the Exercise Price. Any portion of the Warrant that is subject to the applicable Call Condition which is not exercised by the Redemption Date shall no longer be exercisable and shall be returned to the Company (and, if not so returned, shall automatically be deemed canceled).

Sale of Non-Controlling interest in subsidiary:

The Company entered into a securities purchase agreement in February 2017 with a third party. The Company sold one percent (1%) minority interest of Zen Energy, Inc, a wholly owned subsidiary of the Company. The Company sold 1,000 shares of the Zen Energy, Inc. at no par value at a purchase price of twenty dollars ($20.00) per share, representing one percent 1% of the issued and outstanding shares of common stock of Zen Energy.

11. Contingencies

In the ordinary course of conducting its business, the Company may be subject to loss contingencies including possible disputes and lawsuits. Management believes that any outcome of such contingences will not have a material impact on the Company’s financial position or results of future operations.

12. Subsequent Events

Sale of Common Stock

Subsequent to the month end period March 31, 2017, the Company sold share subscriptions in the amount of $110,000 to purchase 7,333,335 shares of its restricted Class A Common Stock in private placements subject to Rule 144.The shares have not been issued and are recorded within subscription liabilities on the balance sheet.

Additionally, in April 2017, the Company received the proceeds from the second tranche of the SPA (see Note 6. Convertible Promissory Notes) and issued the requisite Note for $82,500 and Warrants to purchase 500,000 shares of the Company’s Class A Common Stock at an exercise price of $0.05 per share expiring in April 2018.

Crown Bridge Financing

Effective on June 8, 2017, the Company and Crown Bridge Partners, LLC (“Crown Bridge”) completed the sale of a convertible promissory note and warrant as provided for in a: (i) Securities Purchase Agreement (“SPA”), (ii) Convertible Promissory Note (the “Note”), and (iii) the Common Stock Purchase Warrant (the “Crown Bridge Warrant”) all of which were dated May 31, 2017 (collectively, the “Transaction Documents”). Pursuant to the terms of the Transaction Documents, Crown Bridge agreed to purchase a promissory note in the amount of $46,000 for a purchase price of $40,000 and the Crown Bridge Warrant to purchase 920,000 shares of the Company’s Class A Common Stock.

As set forth in the SPA, the Purchase Price for the Note was $40,000, thereby reflecting an original issue discount of $6,000 (i.e., the spread between the face amount of the Note of $46,000 and the purchase price of $40,000). The Note carries a prorated original issue discount of $6,000.00 and bears interest at the rate of 5% per year.

F-11

The Note was funded and the transaction closed on June 8, 2017 pursuant to which Crown Bridge paid for the benefit of the Company $40,000. The Note matures on May 31, 2018 (the “Maturity Date”). The material features of the Note, the SPA and Crown Bridge Warrant are set forth below. Unless otherwise defined herein, all capitalized terms are defined in the Note, the SPA and the Crown Bridge Warrant, as applicable.

Interest accrues daily on the outstanding principal amount of the Note at a rate per annum equal to 5% on the basis of a 365-day year. Any amount of principal or interest on this Note which is not paid when due shall bear interest at the rate of the lesser of (i) twelve (12%) per annum or (ii) the maximum amount allowed by law from the due date thereof until the same is paid. The principal amount of the Note and interest are payable on the Maturity Date.

Crown Bridge is entitled to, at any time or from time to time, convert the Note into shares of our common stock, at a conversion price per share equal to sixty percent (60%) of the lowest traded price of the common stock during the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the Note. The conversion price of the Note is subject to adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell convertible promissory notes that are convertible for a consideration per share less than the conversion price then in effect or includes a longer look back period than provided in the Note. If this should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable or in the case of a more favorable look back period, the look back period shall be adjusted to such greater number of days. The Note contains representations, warranties, events of default, beneficial ownership limitations, prepayment options, and other provisions that are customary of similar instruments.

The Note is not convertible to the extent that (a) the number of shares of our common stock beneficially owned by Crown Bridge and (b) the number of shares of our common stock issuable upon the conversion of the Note or otherwise would result in the beneficial ownership by Investor of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by Crown Bridge upon 61 days notice to us.

The Crown Bridge Warrant is exercisable for a period of five years and entitles the holder to purchase shares of the Company’s Class A Common Stock at an exercise price of $0.05 per share. The exercise price of the Crown Bridge Warrant is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events. In addition, the exercise price of provided for in the Crown Bridge Warrant is subject to adjustment if the Company issues or sells shares of its Class A Common Stock for a consideration per share less than the conversion price or exercise price then in effect, or issue options, warrants or other securities convertible or exchange for shares of the Company’s Class A Common Stock at a conversion or exercise price less than the conversion price or exercise price then in effect. If any of these events should occur, the exercise price each will be reduced to the lowest price at which these securities were issued or are exercisable. In addition, the Crown Bridge Warrants may become exercisable on a cashless basis if the market price of the Company’s Class A Common Stock exceeds the exercise price then in effect.

Bellridge Capital Financing

Effective on June 20 2017, the Company and Bellridge Capital LP (“Bellridge Capital”) completed the sale of a convertible promissory note and warrant as provided for in a: (i) Securities Purchase Agreement (“Bellridge SPA”), (ii) Convertible Promissory Note (the “Bellridge Note”), and (iii) the Common Stock Purchase Warrant (the “Bellridge Warrant”) (collectively, the “Bellridge Transaction Documents”). Pursuant to the terms of the Bellridge Transaction Documents, Bellridge Capital agreed to purchase a convertible promissory note in the amount of $187,000 for a purchase price of $170,000 and the Bellridge Warrant to purchase 500,000 shares of the Company’s Class A Common Stock.

As set forth in the Bellridge SPA, the Purchase Price for the Bellridge Note was $170,000, thereby reflecting an original issue discount of $17,000 (i.e., the spread between the face amount of the Bellridge Note of $187,000 and the purchase price of $170,000). The Bellridge Note matures on May 31, 2018 (the “Maturity Date”). The material features of the Bellridge Note, the Bellridge SPA and Bellridge Warrant are set forth below. Unless otherwise defined herein, all capitalized terms are defined in the Bellridge Note, the Bellridge SPA and the Bellridge Warrant, as applicable.

F-12

Interest accrues daily on the outstanding principal amount of the Bellridge Note at a rate per annum equal to 12% on the basis of a 365-day year. The principal amount of the Bellridge Note and interest are payable on the Maturity Date.

Bellridge Capital is entitled to, at any time or from time to time, convert the Bellridge Note into shares of our common stock, at a conversion price per share equal to the lower of $.03 per share or sixty percent (60%) of the lowest closing price of the Company’s common stock during the twenty (20) trading days immediately preceding the date of the date of conversion, upon the terms and subject to the conditions of the Bellridge Note. The conversion price of the Bellridge Note is subject to adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell securities convertible into our Class A common stock for a consideration per share less than the conversion price then in effect. If this should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable or in the case of a more favorable look back period, the look back period shall be adjusted to such greater number of days. The Bellridge Note contains representations, warranties, events of default, beneficial ownership limitations, prepayment options at 120% of any amounts due under the Bellridge Note, and other provisions that are customary of similar instruments.

The Bellridge Note is not convertible to the extent that (a) the number of shares of our common stock beneficially owned by Bellridge Capital and (b) the number of shares of our common stock issuable upon the conversion of the Bellridge Note or otherwise would result in the beneficial ownership by Investor of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased or decreased to any percentage not exceeding 9.99% by Bellridge Capital upon 61 days’ notice to us.

The Bellridge Warrant is exercisable for a period of three years and entitles the holder to purchase shares of the Company’s Class A Common Stock at an exercise price of $0.03 per share. The exercise price of the Bellridge Warrant is subject to proportional adjustment in the event of stock splits, recapitalizations and similar corporate events. In addition, the exercise price of provided for in the Bellridge Warrant is subject to adjustment if the Company issues or sells shares of its Class A Common Stock for a consideration per share less than the conversion price or exercise price then in effect, or issue options, warrants or other securities convertible or exchange for shares of the Company’s Class A Common Stock at a conversion or exercise price less than the conversion price or exercise price then in effect. If any of these events should occur, the exercise price will be reduced to the lowest price at which these securities were issued or are exercisable and the number of exercise shares shall be increased proportionately. In addition, the Bellridge Capital warrants may become exercisable on a cashless basis if the market price of the Company’s Class A Common Stock exceeds the exercise price then in effect.

If at any time the Company grants, issues or sells any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), t Bellridge Capital has the right to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

F-13

THE CHRON ORGANIZATION, INC.

CONSOLIDATED FINANCIAL STATEMENTS AND NOTES

For the twelve months ended December 31, 2016 and 2015

F-14

THE CHRON ORGANIZATION, INC.

CONSOLIDATED FINANCIAL STATEMENTS

For the twelve months ended December 31, 2016 and 2015

F-15

Montgomery Coscia Greilich LLP

972.748.0300 p

972.748.0700 f

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

The Chron Organization, Inc.

Plano, Texas

We have audited the accompanying balance sheets of The Chron Organization, Inc. (the “Company”) as of December 31, 2016 and 2015, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstance, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Chron Organization, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the accompanying financial statements, the Company has recurring losses from operations and has an accumulated deficit as of December 31, 2016 and 2015, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this mater are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Plano, TX

April 12, 2017

2500 Dallas Parkway, Suite 300 Plano, Texas 75093	300 Throckmorton Street, Suite 520 Fort Worth, Texas 76102	2901 Via Fortuna, Building 6, Suite 550 Austin, Texas 78746

F-16

THE CHRON ORGANIZATION, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$51,710	$-
Other assets	12,000	-
Prepaid expenses	28,750	-
Total current assets	92,460	-

Fixed Assets
Software	66,710	-
Total fixed assets	66,710	-
Total assets	$159,170	$-

LIABILITIES & SHAREHOLDERS' DEFICIT
Liabilities
Current Liabilities
Accounts payable	$111,207	$-
Accrued interest	20,382	7,298
Accrued payroll	212,000
Other current liabilities	15,005	-
Note payable	-	68,000
Subscription liabilities	75,000
Related party convertible promissory note, net	188,342	10,423
Convertible promissory note, net	-	54,500
Total current liabilities	621,936	140,221
Long-term Liabilities
Convertible promissory note, net	233,836	-
Total long-term liabilities	233,836	-
Total Liabilities	855,772	140,221
Mezzanine Equity
Beneficial conversion feature	413,231	160,109
Warrants	80,892	25,391
Total Mezzanine equity	494,123	185,500
Shareholders' deficit
Class A Common stock par value $.001, 1,000,000,000 shares authorized, 853,262,525 and 540,552,127, respectively issued and outstanding	853,262	540,552
Class B Common stock par value $.001, 10,000,000 shares authorized, 10,000,000 and 0, issued and outstanding respectively	10,000	-
Additional paid-in capital (deficit)	274,903	(309,121)
Accumulated deficit	(2,328,890)	(557,152)
Total shareholders' deficit	(1,190,725)	(325,721)
TOTAL LIABILITIES & SHAREHOLDERS' DEFICIT	$159,170	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-17

THE CHRON ORGANIZATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended	Twelve Months Ended
	December 31, 2016	December 31, 2015

Continuing Operations
Revenue	$5,051	$-

Cost of goods sold	20,431	-

Gross profit	(15,380)	-

Operating expenses
Selling, general and administrative expenses	1,522,183	62,546
Total Operating Expense	1,522,183	62,546
Operating loss	(1,537,563)	(62,546)

Other expense
Interest expense	(234,175)	(68,718)
Loss from continued operations	(1,771,738)	(131,264)

Loss from discontinued operations	-	(184,592)

Net loss	$(1,771,738)	$(315,856)

Per share information:
Basic and diluted losses from discontinued operations per common share	$(0.00)	$(0.00)

Basic and diluted losses from continuing operations per common share	$(0.00)	$(0.00)

Weighted average shares outstanding - basic	605,975,340	450,043,140

Weighted average shares outstanding - diluted	727,142,007	535,543,140

The accompanying notes are an integral part of these consolidated financial statements.

F-18

THE CHRON ORGANIZATION, INC.

CONSOLIDATED STATEMENTS OF CHANGE IN SHAREHOLDERS’ DEFICIT

	Class A Common Stock		Class B Common Stock		Accumulated	Additional Paid-in
	Shares	Amount	Shares	Amount	Deficit	Capital	Total

December 31, 2014	142,368,027	$142,368	-	$-	$(241,296)	$26,035	$(72,893)

Net Loss	-	-	-	-	(315,856)	-	(315,856)

Conversion of notes payable	398,184,100	398,184	-	-	-	(335,156)	63,028

December 31, 2015	540,552,127	$540,552	-	$-	$(557,152)	$(309,121)	$(325,721)

Net Loss	-	-	-	-	(1,771,738)	-	(1,771,738)

Common stock issued for service	2,368,300	2,368	-	-	-	40,132	42,500

Conversion of notes payable	27,588,888	27,589	-	-	-	149,411	177,000

Stock issued	282,753,210	282,753	10,000,000	10,000	-	394,481	687,234

December 31, 2016	853,262,525	$853,262	10,000,000	$10,000	$(2,328,890)	$274,903	$(1,190,725)

The accompanying notes are an integral part of these consolidated financial statements.

F-19

THE CHRON ORGANIZATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2016	December 31, 2015

OPERATING ACTIVITIES
Net Loss	$(1,771,738)	$(131,264)
Adjustments to reconcile net loss to net
Cash used in operating activities
Amortization of debt discount	212,877	64,923
Changes in operating assets and liabilities
Prepaid expenses and other assets	(40,750)	-
Accounts payable and other current liabilities	126,212	-
Accrued interest	13,085	-
Accrued payroll	212,000	3,795
Services paid in stock	42,500	-
Net cash used in provided in operating activities	(1,205,814)	(62,546)

INVESTING ACTIVITIES
Software	(66,710)	-
Net cash used in investing activities	(66,710)	-

FINANCING ACTIVITIES
Proceeds from issuance of stock	687,234	-
Proceeds from subscription issuance	75,000
Proceeds from notes payable	-	61,638
Proceeds from convertible promissory notes	500,000	54,500
Proceeds from related party convertible promissory notes and warrants	62,000	131,000
Net cash provided by financing activities	1,324,234	247,138

CASHFLOWS FROM DISCONTINUED OPERATIONS
Net loss from discontinued operations	-	(184,592)

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD	$-	$-
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$51,710	$-

Supplemental disclosure of non-cash transactions
Conversion of notes payable to common stock	$122,500	$63,028

Cash paid for interest expense	$1,179	$-

The accompanying notes are an integral part of these consolidated financial statements.

.

F-20

THE CHRON ORGANIZATION, INC.

NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

1. Organization – Nature of Operations

The Chron Organization, Inc. (the “Company” or “CHRO”) was incorporated under the laws of the State of Nevada on July 28, 1999. On March 24, 2016 FINRA (Financial Industry Regulatory Authority, Inc.) approved the name and CUSIP change from USA Restaurant Funding, Inc. to The Chron Organization, Inc. (OTC PINK: CHRO). The Company amended its Articles of Incorporation to change its name to “The Chron Organization, Inc.”, to reflect the change in direction of the Company’s business to smart home technologies and the next generation in energy utility services.

While the FINRA-registered name prior to March 24, 2016 and other registrations may imply and continue to imply an association with the restaurant industry, the Company has no plans or intentions to develop any business within that industry. Further, the entirety of the management team formally associated with the restaurant industry have resigned and new management has been brought in to transition the Company into a different industry entirely.

During the twelve months ended December 31, 2016 the Company formed a wholly owned subsidiary, Zen Technologies, Inc. The Company intends to provide home automation and energy conservation services to home owners through Zen Technologies, Inc. The services will include but are not limited to security, monitoring, and automation control that will enable the customer base to run a safe and efficient home. In addition to these services the Company will also provide electricity needs to its customer base through its retail electricity provider subsidiary.

2. Summary of Significant Accounting Policies

Principals of Consolidation – The accompanying consolidated financial statements include the accounts of The Chron Organization, Inc. and its wholly owned subsidiary Zen Technologies, Inc. All significant intercompany transactions and balances have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting periods. Key estimates in the accompanying financial statements include, among others, revenue recognition, allowances for doubtful accounts, valuation of long-lived assets, and deferred income tax asset valuation allowances.

The financial statements are presented on the basis of the Company’s ability to continue as a going concern. Other than continued current involvement, some transactions prior to December 31, 2015 have been reclassified as discontinued operations in these financial statements. See further information in Note 7. Discontinued Operations.

Cash and Cash Equivalents – The Company considers all highly-liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

Prepaid Expenses – As of December 31, 2016 prepaid expenses totaled $40,750. The balance of prepaid expenses as of December 31, 2016, consists of business insurance and rent related expenses. There were no prepaid expenses at December 31, 2015.

Fair Value of Financial Instruments - The Company calculates the fair value of its assets and liabilities which qualify as financial instruments and includes this information in the notes to consolidated financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of accounts receivable, prepaid and other current assets, and accounts payable and accrued expenses approximate the carrying amounts due to the relatively short maturity of these instruments. As stated above, the Company has discontinued its restaurant activities and as such has determined that the restaurant related assets have no future value and therefore have been written off at December 31, 2015. The carrying value of short- and long-term debt also approximates fair value since these instruments bear market rates of interest. None of these instruments are held for trading purposes.

F-21

Basic and Diluted Net Loss per Common Stock – Basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. The dilutive shares outstanding at December 31, 2016 and 2015 are as follows:

	December 31, 2016	December 31, 2015

Convertible promissory notes	22,924,901	20,000,000
Related party convertible promissory notes	64,333,333	43,666,667
Related Party Warrants	32,166,667	21,833,333
Warrants	10,000,000	-
Diluted shares outstanding	129,424,901	85,500,000

Income Taxes – The Company estimates its current tax position together with its future tax consequences attributable to temporary differences resulting from differing treatment of items, such as depreciation and other reserves for tax and accounting purposes. These temporary differences result in deferred tax assets and liabilities. Management must then assess the likelihood that its deferred tax assets will be recovered from future taxable income, prior year carryback, or future reversals of existing taxable temporary differences. To the extent management believes that recovery is unlikely, management establishes a valuation allowance against these deferred tax assets. Significant judgment is required in determining the Company’s provision for income taxes, its deferred tax assets and liabilities, and any valuation allowance recorded against its deferred tax assets. At December 31, 2016 and 2015, the Company has recorded a full valuation allowance against its net deferred tax assets due to the uncertainty these assets will be used in the future.

Revenue Recognition - The Company recognizes sales, which include shipping fees where applicable, net of estimated returns, at the time the customer takes possession of merchandise or receives services. When the Company collects payments from customers prior to the transfer of ownership of merchandise or the performance of services, the amounts received are generally recorded as deferred sales, included in other current liabilities on the consolidated balance sheets, until the sale or service is completed. The Company reserves for estimated sales returns based on historical trends in merchandise returns, net of the estimated net realizable value of merchandise inventories to be returned and any estimated disposition costs. Amounts collected from members, which under common trade practices are referred to as sales taxes, are recorded on a net basis.

Software Development Costs – The Company capitalizes certain expenditures to the development of its software application. Capitalization begins when technological feasibility is established. Capitalized costs are amortized using the straight-line method over the estimated useful life of the developed product.

Beneficial Conversion Feature - The Company accounts for convertible notes payable in accordance with the guidelines established by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, Debt with Conversion and Other Options, Emerging Issues Task Force (“EITF”) 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No 98-5 To Certain Convertible Instruments. The Beneficial Conversion Feature (“BCF”) of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible note when issued and records the estimated fair value of any warrants issued with those convertible notes. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

The BCF of a convertible note is measured by allocating a portion of the note’s proceeds to the warrants, if applicable, and as a discount on the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to mezzanine equity. The value of the proceeds received from a convertible note is then allocated between the conversion features and warrants and the debt on an allocated fair value basis. The allocated fair value is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

F-22

Classification -. Pursuant to ASC 480-10-S99-3A, the SEC finds that a BCF should be separated from a convertible instrument and recorded in additional paid-in capital. However, Company’s filing with the SEC should present BCF as mezzanine equity in order to distinguish them from permanent equity. The balance sheet reflects the redeemable equity instruments as mezzanine equity separate from permanent equity.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). This update is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern within one year of the date of issuance of the entity’s financial statements and to provide related footnote disclosures in certain circumstances. This guidance is effective for fiscal years ending after December 15, 2016 and for interim periods thereafter. The Company adopted ASU 2014-15 as of the required effective date of December 31, 2016. The Company performed a working capital analysis as of December 31, 2016 to determine whether or not this disclosure was appropriate and included the additional disclosure in Note 3 – Going Concern.

When evaluating the Company’s ability to meet its obligations, Management considered the current financial condition, including liquidity sources at the date that the financial statements were issued, the Company’s conditional and unconditional obligations due or anticipated within one year after the date that the financial statements were issued, funds necessary to maintain the Company’s operations considering its current financial condition, and other conditions and events, when considered in conjunction with the items pervious mentioned, that may adversely affect its ability to meet its obligations. The Company has concluded that there is substantial doubt about its ability to continue as a going concern for the years ended December 31, 2016 and 2015 as discussed in Note 3 – Going Concern.

3. Going Concern

Based on an analysis by the Company under ASU 2014-15, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year of the date of these financial statements. Consequently, the Company’s financial statements for the twelve months ended December 31, 2016 and 2015 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company reported a net loss of $1,771,738 and $315,856 for the twelve months ended December 31, 2016 and 2015, respectively, and an accumulated deficit of $2,328,890 and $557,152 for the twelve months ended December 31, 2016 and 2015, respectively. At December 31, 2016 and 2015, the Company had a working capital deficit of $529,476 and $140,221 respectively, and negative cash flow from continuing operating activity of $1,205,814 and $62,546, respectively, for the twelve months ended December 31, 2016 and 2015.

The Company’s ability to continue as a going concern may be dependent on the success of management’s plan to raise additional working capital discussed below. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

During the 2016 fiscal year, the Company intends to continue its efforts to raise funds to support its efforts through the sale of equity and/or debt securities. During the twelve months ended December 31, 2016, the Company has raised $687,234 from sales of its common stock, $562,000 from the sale of its convertible debts and warrants and $75,000 from the issuance of subscriptions for purchases of common stock.

To the extent the Company’s operations are not sufficient to fund the Company’s capital requirements, the Company may attempt to enter into a revolving loan agreement with financial institutions or attempt to raise capital through the sale of additional capital stock or through the issuance of debt. At the present time, the Company does not have a revolving loan agreement with any financial institution.

4. Notes Payable

Line of Credit

On November 13, 2014, the Company entered into an unsecured line of credit (the “Line of Credit”) with a third-party for up to $68,000. The Line of Credit carried an interest rate of 3% per annum. In the event of a default under the Line of Credit, the interest rate on the Line of Credit would increase to the lower of 12% per annum or the maximum amount allowed by law. During the twelve months ended December 31, 2016, the Company settled the note payable in the amount of $68,000 with the issuance of 7,588,888 shares of the Company’s common stock, par value $0.001 per share. With the issuance of the shares, the Company was released of all existing and potential claims.

5. Related Party Convertible Promissory Note

As of December 31, 2016 and 2015, the Company had an outstanding related party convertible promissory note of $193,000 and $131,000, respectively, with a maximum availability of $200,000 (the “Related Party Convertible Promissory Notes”). See Note 8. Related Party Transactions.

On November 20, 2015, the Company issued a Convertible Promissory Note to a related party (the “Related Party Convertible Promissory Note”). The Related Party Convertible Promissory Note accrues interest at a rate of 2% per annum. The principal balance and accrued interest under the Related Party Convertible Promissory Note at December 31, 2016 and 2015 was $193,000 and $131,000, and $3,358 and $264, respectively, and is due on April 30, 2017.

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The Holder of the Related Party Convertible Promissory Note has the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The Related Party Convertible Promissory Note can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The November 2015 Convertible Promissory Note is convertible at a $0.003 per share conversion price.

The Related Party Convertible Promissory Note contained a beneficial conversion feature which resulted in a debt discount of $155,650 which was recorded as a reduction in carrying value of the Related Party Convertible Promissory Note and offset in mezzanine equity during the twelve months ended December 31, 2016 and 2015. During the twelve months ended December 31, 2016 and 2015 a charge to debt discount in the amount of $143,011 and $10,423, respectively and was expensed as interest expense. At December 31, 2016 and 2015, the debt discount was $1,986 and $95,186, respectively.

In connection with the Related Party Convertible Promissory Note, the Holder was issued a total of 32,166,667 warrants exercisable at $0.05 expiring in November 2020 (the “Warrants”). The Company determined the fair value of the warrants which resulted in a debt discount of $37,366 which was recorded as a reduction in carrying value of the Related Party Convertible Promissory Note and offset in mezzanine equity during the twelve months ended December 31, 2016 and 2015. During the twelve months ended December 31, 2016 a charge to debt discount in the amount of 34,695 and was expensed through interest expense. The balance at December 31, 2016 and 2015 was $2,671, and $25,391, respectively.

Related Party Convertible Promissory Note Summary

The fair value of the embedded beneficial conversion features and the fair value of the warrants underlying the Related Party Convertible Promissory Notes were calculated pursuant to the Black-Scholes Model. The following table summarizes the carrying value of the Convertible Promissory Notes as of December 31, 2016 and December 31, 2015:

	December 31, 2016	December 31, 2015

Related Party 2015 Convertible Promissory Note	$193,000	$131,000
Less: debt discount	(1,986)	(95,186)
Warrants	(2,672)	(25,391)
Total net carrying value	$188,342	$10,423

6. Convertible Promissory Notes

On January 8, 2015, the prior management team of the Company issued a Convertible Promissory Note totaling $54,500 to a third-party (the “January 2015 Convertible Promissory Note”). The January 2015 Convertible Promissory Note matured on January 8, 2016, and accrued interest at a rate of 8% per annum. As of December 31, 2016 and 2015, the outstanding balance was $0 and $54,500, respectively.

During the twelve months ended December 31, 2016, the Company settled the January 2015 Convertible Promissory Note. The Holder of the January 2015 Convertible Promissory Note was issued 20,000,000 shares of the Company’s common stock, par value $0.001 per share in full settlement of the company’s obligations

On September 6, 2016, the Company issued a Convertible Promissory Note totaling $300,000 to a third-party (the “September 2016 Convertible Promissory Note”). The September 2016 Convertible Promissory Note matures on September 5, 2018, and accrues interest at a rate of 10% per annum. As of December 31, 2016, the outstanding principal and accrued interest balance was $300,000 and $14,795, respectively.

The Holder of the Convertible Promissory Note has the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The Convertible Promissory Note can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The September 2016 Convertible Promissory Note is convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as seventy percent (70%) of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event shall the Conversion price be less than $0.02.

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The September 2016 Convertible Promissory Note contained a beneficial conversion feature which resulted in a debt discount of $158,688 which was recorded as a reduction in carrying value of the September 2016 Convertible Promissory Note and offset in mezzanine equity during the twelve months ended December 31, 2016. A charge to debt discount in the amount of $25,621 was expensed through interest expense. At December 31, 2016, the debt discount was $133,067.

In connection with the September 2016 Convertible Promissory Note, the Holder was issued 6,000,000 warrants exercisable at $0.05 expiring in September 2018 (the “Warrants”). The Company determined the fair value of the warrants which resulted in a debt discount of $30,117, recorded as a reduction to the carrying value of the September 2016 Convertible Promissory Note and offset in mezzanine equity and is being amortized over the life of the warrants. The balance of the fair value of the warrants at December 31, 2016 was $25,254.

On November 25, 2016, the Company issued two Convertible Promissory Notes totaling $200,000 to third-parties (the “November 2016 Convertible Promissory Notes”). The November 2016 Convertible Promissory Notes mature on November 24, 2017, and accrues interest at a rate of 10% per annum. As of December 31, 2016, the outstanding principal and accrued interest balance was $200,000 and $1,644, respectively.

The Holder of the November 2016 Convertible Promissory Notes have the right to convert all or any part of the outstanding principal and accrued interest to shares of common stock of the Company. The November 2016 Convertible Promissory Notes can be converted by the Holder in part from time to time after the issuance date by submitting notice of conversion. The November 2016 Convertible Promissory Notes are convertible at the option of the Holder into that number of shares of the Company’s common stock determined by dividing such principal amount and accrued interest by the Conversion Rate. The Conversion Rate is defined as seventy percent (70%) of the volume weighted average price over the prior ten (10) day trading period from the date of notice of conversion, but in no event shall the Conversion price be less than $0.02.

The November 2016 Convertible Promissory Notes contained a beneficial conversion feature which resulted in a debt discount of $99,123 which was recorded as a reduction in carrying value of the November 2016 Convertible Promissory Notes and offset in additional mezzanine equity during the twelve months ended December 31, 2016. A charge to debt discount in the amount of $4,130 was expensed through interest expense. At December 31, 2016, the debt discount was $94,993.

In connection with the November 2016 Convertible Promissory Notes, the Holders were issued 4,000,000 warrants exercisable at $0.05 expiring in November 2019 (the “Warrants”). The Company determined the fair value of the warrants which resulted in a debt discount of $13,409, recorded as a reduction to the carrying value of the November 2016 Convertible Promissory Note and offset in mezzanine equity and is being amortized over the life of the warrants. The balance of the fair value of the warrants at December 31, 2016 was $12,850.

Convertible Promissory Note Summary

The fair value of the embedded beneficial conversion features and the fair value of the warrants underlying the Convertible Promissory Notes were calculated pursuant to the Black-Scholes Model. The following table summarizes the carrying value of the Convertible Promissory Note as of December 31, 2016:

December 31, 2016

Convertible Promissory Note	$500,000
Less: debt discount	(228,059)
Warrants	(38,105)
Total net carrying value	$233,836

7. Income Taxes

No provision for federal income taxes has been recognized for the twelve months ended December 31, 2016 and 2015, as the Company has a net operating loss carry forward for income tax purposes available in each period. Additionally, it is uncertain if the Company will have taxable income in the future so a valuation allowance has been established for the full value of net tax assets. The deferred tax asset consists of net operating loss carry forwards and the Company has no deferred tax liabilities.

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At December 31, 2016 and 2015, the Company has net operating loss carry forwards of $713,387 and $189,432, respectively for federal income tax purposes. This net operating loss carry forwards may be carried forward in varying amounts until 2036 and may be limited in their use due to significant changes in the Company’s ownership.

	December 31, 2016	December 31, 2015

Net operating loss carryforwards	$713,387	$189,432
Less: valuation allowance	(713,387)	(189,432)
Net deferred tax asset	$-	$-

The Company has valued its net deferred tax asset at zero with a valuation allowance due to the substantial doubt taxable income will be generated in the future to utilize the deferred tax asset.

8. Related Party Transactions

During the twelve months ended December 31, 2016, the Company issued the Chairman of the Board a convertible promissory note, (the “Related Party Convertible Promissory Note”) in an amount up to $200,000 along with 32,166,667 warrants. The note accrues interest at 2% per annum. The issuance of the financial instruments was made in the ordinary course of business, and were given fair market treatment. The Related Party Convertible Promissory Note matures on April 30, 2017. See Note 5. Related Party Convertible Promissory Note.

Additionally, the Company merged with a company controlled by related parties. See Note 10. Merger.

9. Discontinued Operations

The Company has accounted for discontinued operations prior to January 1, 2016 under Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under this guidance, a discontinued operation is defined as a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. As described in Note 1. the Company has exited the restaurant industry and has shifted its strategy to home automation and energy conservation services. Management believes this adequately qualifies as a strategic shift under Update No. 2014-08. As of December 31, 2015, the Company had not generated any revenue from its new services. A reconciliation of amounts included in the statements of operations for the years ended December 31, 2015 as follows:

Revenue	$20,100
Selling general and administrative expenses	(201,161)
Other Expenses	(3,531)
Loss from continued operations	$(184,592)

10. Merger

On July 1, 2016, the Company exchanged 165,000,000 shares of the Company’s unregistered shares of common stock for 100% of the outstanding common stock of Chron Energy, Inc. (“CEI”), a Nevada corporation to related parties (consisting of the company’s Chief Compliance Officer and an LLC managed by the Company’s President). CEI possessed intellectual property and strategic relationships (the “Assets”) that are integral to the Company’s entrance into the home automation and retail electric provider markets. Generally, the total acquisition consideration price would be allocated to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over the total of estimated fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed would then be recognized as goodwill. CEI had no liabilities and the Assets had no carrying value on the books. Since the acquisition was with related parties, no increase in the carrying value of the Assets or goodwill can be realized on the books of the Company.

There was no change of control of the Company as a result of the Merger. See Note 8. Related Party Transitions.

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11. Shareholder Equity

On February 11, 2016, the Company amended and restated its Articles of Incorporation. The Company was authorized to issue two classes of stock to be designated, respectively “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is one billion five hundred ten million (1,510,000,000) shares each with a par value of $0.001 per share. One billion (1,000,000,000) shares shall be Class A Common Stock, ten million (10,000,000) shares shall be Class B Common Stock, and five hundred million (500,000,000) shares shall be Preferred Stock. As of December 31, 2016, there are 853,262,525 Class A Common Stock shares issued, ten million (10,000,000) Class B Common Stock shares issued, and there has been no issuance of Preferred Stock. Each share of Class A Common Stock shall have one vote and each share of Class B Stock shall have 200 votes. The votes of Class A and Class B Common Stock shall vote together as a single class.

Issuances of Class A Common Stock, par value $0.001:

During the twelve months ended December 31, 2016, the Company issued 2,368,300 shares to providers of professional services to the Company, in lieu of the payment of cash for such services. The value of the transactions total approximately $42,500.

During the twelve months ended December 31, 2016, the Company has issued 282,753,210 shares for cash considerations totaling $687,234.

Issuances of Class B Common Stock, par value $0.001:

During the twelve months ended December 31, 2016, the Company issued 10,000,000 shares to related parties for cash considerations totaling $30,000.

12. Contingencies

In the ordinary course of conducting its business, the Company may be subject to loss contingencies including possible disputes and lawsuits. Management believes that any outcome of such contingences will not have a material impact on the Company’s financial position or results of future operations.

13. Subsequent Events

Amended and Restated Articles of Incorporation

Effective March 2, 2017, the Company amended Articles Five and Seven of the corporation’s Amended and Restated Articles of Incorporation.

Article Five was amended to set the aggregate number of shares which the Corporation shall have the authority to issue at 1,500,000,000 shares, of which 1,450,000,000 shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), 10,000,000 shares shall be Class B Common Stock, par value $.001 per share (the “Class B Common Stock”) and 40,000,000 shares shall be Preferred Stock, par value $.001 per share (the “Preferred Stock”) of which, 2,000,000 shares are designated as “Series A Preferred Stock”. The rights, preferences and restrictions for the Series A Preferred Stock are set forth in the new Article Five, Section C which includes the following:

1.	DESIGNATION OF SERIES. (a) There shall be a series of the Preferred Stock of the Corporation which shall be designated as the “Series A Preferred Stock,” $0.001 par value, and the number of shares constituting such series shall be Two million (2,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding. The Series A Preferred Stock shall have the rights, preferences, restrictions and other terms relating to such series of preferred stock as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock attached hereto as Exhibit A and incorporated herein by reference.

2.	DIVIDENDS. The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

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3.	LIQUIDATION PREFERENCE. The holders of Series A Preferred Stock shall not be entitled to any liquidation preference.

4.	VOTING. Except as otherwise expressly set forth herein or as required by law, the holders of the Series A Preferred Stock shall not entitle the holders thereof to vote on any matter submitted for shareholder action, and the consent of the holders thereof shall not be required for the taking of any corporate action.

5.	CONVERSION RIGHTS. The holders of the shares of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock into Class A Common Stock at the rate of ten (10) common shares for each preferred share (10-1 conversion rate) (the “Conversion Right”). The holder of the Series A Preferred Stock shall be entitled to exercise the Conversion Right one year from purchase date of the Series A Preferred Stock.

6.	REDEMPTION RIGHTS; REDEMPTION. To the extent not prohibited by law, all or a portion of the then-outstanding shares of Series A Preferred Stock may be redeemed by the Corporation for a period of one year from the date of issuance at an amount equal to one hundred thirty percent (130%) of the original issue price.

Article Seven was amended by deleting the existing Article Seven and adding a new Article 7 as follows:

Rights of Holders of Common Stock. The following rights, powers, privileges and restrictions, qualifications, and limitations apply to the Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Series A Preferred Stock.

(b) Voting. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) and the holders of the Class B Common Stock are entitled to 200 votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). Unless required by law, there shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Series A Preferred Stock that may be authorized by the Board) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote. Further, holders of the Common Stock shall have no right to vote on the designations, preferences, limitations and relative or other rights of the Series A Preferred Stock or any series thereof (collectively, the “Preferences”), or on any amendment, alteration or repeal of the Preferences or the Series A Preferred Stock, at any time, whether before or after the issuance thereof.

Retail Electric Provider Acquisition

The Company entered into an agreement on January 20, 2017 to acquire eighty percent (80%) of Enertrade Electric, LLC, a Texas licensed Retail Energy Provider (“REP”) engaged in the business of providing retail electricity and electric services to residential and commercial consumers within the State of Texas. The purchase price totals $1,500,000 with the initial payment of $500,000 at closing (subject to certain adjustments that may increase or decrease the initial amount) and a $1,000,000 promissory note without interest (subject to adjusted downward for any increase in the initial payment) and payable in two equal installments, the first of which is due ninety (90) days from the closing date and the second due one hundred and eighty (180) days from the closing date. Conditions precedent to closing the transaction include, but not limited to, (i) the Sellers obtaining all material consents, approvals, permits, authorization from, notifications to and filings with any Governmental Entities including, without limitations, the Texas Public Utilities Commission and (ii) all approvals, consents and waivers shall have been obtained from the REP’s primary supplier. On March 27, 2017, the Company received the approval of the Texas Public Utilities Commission.

Securities Purchase Agreement

On March 17, 2017, the Company entered into a Securities Purchase Agreement containing convertible promissory notes (the “Notes”) and “Warrants.”

The aggregate principal amount of the Notes is $165,000 to be taken down in two $82,500 tranches. The Notes are due one year from issuance, have an original issue discount of 10%, an annual interest rate of 12%, a prepayment penalty of 20% if paid prior to the maturity date and are convertible into shares of common stock of the Company with a “Conversion Price” equal to the lower of $.03 per share or 60% of the lowest closing price for the Company’s Common Stock on the Trading Market for the 20 Trading Days prior to the conversion, provided however the Conversion Price shall not be lower than $.001 per share.

The aggregate number of shares of common stock of the Company issuable upon the exercise of the Warrants is 1,000,000 shares. The Warrants are to be issued in two 500,000 tranches in connection with the Notes, are exercisable at any time on or after the six-month anniversary of the issue date and on or prior to the anniversary of the issue date and have an “Exercise Price” of $0.03 for the first 500,000 tranche shares and $0.05 for the second 500,000 tranche. The Warrants are exercisable for (i) cash or (ii) cashless by exchange of all or some of the Warrant for shares of Common Stock equal to the value of the amount of the Warrant being exchanged on the date of exchange.

Sale of Common Stock

Subsequent to the year ended December 31,2016, the Company sold a total of 4,333,334 shares of its restricted Class A Common Stock for $65,000 in private placements subject to Rule 144.

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